                                                                  EXHIBIT 10.28

                           STOCK PURCHASE AGREEMENT

                                      AMONG

                           CALIFORNIA MICROWAVE, INC.,

                  CALIFORNIA MICROWAVE SERVICES DIVISION, INC.

                                       AND

                          TELSCAPE INTERNATIONAL, INC.

                            dated as of May 18, 1998

                                TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
SECTION 1       Definitions..........................................................  1

SECTION 2       Stock Purchase.......................................................  4
        2.1     Sale of Stock........................................................  4
        2.2     Excluded Assets......................................................  5
        2.3     Assumption of Certain Liabilities....................................  6
        2.4     Excluded Liabilities.................................................  6
        2.5     Purchase Price.......................................................  6
        2.6     Post-Closing Adjustment of Purchase Price; Preparation
                of Adjusted Schedule 2.3 and Closing Date Balance
                Sheet................................................................  7
        2.7     Due To/From Parent...................................................  9
        2.8     The Closing..........................................................  9
        2.9     Deliveries...........................................................  9
        2.10    Continued Employment by Buyer of Certain
                Employees of the Company............................................. 10
        2.11    GE Agreement......................................................... 10
        2.12    Books and Records.................................................... 10
        2.13    Further Assurances................................................... 10

SECTION 3       Representations and Warranties of the Seller and
                the Company.......................................................... 11
        3.1     Organization and Qualification....................................... 11
        3.2     Authorization........................................................ 11
        3.3     Investment in Others................................................. 11
        3.4     Capitalization....................................................... 11
        3.5     Government Approvals and Filings..................................... 12
        3.6     Third-Party Consents................................................. 12
        3.7     No Violation......................................................... 12
        3.8     Financial Statements................................................. 12
        3.9     Accounts Receivable.................................................. 13
        3.10    Inventories.......................................................... 13
        3.11    Personal Property.................................................... 13
        3.12    Intellectual Property................................................ 13
        3.13    Contracts............................................................ 14
        3.14    Litigation........................................................... 16
        3.15    Compliance with Laws................................................. 16
        3.16    Environmental Matters................................................ 16
        3.17    Employee Matters..................................................... 17

                                                                                     Page
                                                                                     ----
        3.18    Leased Property...................................................... 17
        3.19    Absence of Certain Changes........................................... 17
        3.20    Tax Representations.................................................. 18
        3.21    Affiliate Transactions............................................... 18
        3.22    Undisclosed Liabilities.............................................. 19
        3.23    Certificate, By-Laws, and Minutes.................................... 19
        3.24    Disclosure........................................................... 19

SECTION 4       Representations and Warranties of Buyer.............................. 19
        4.1     Organization......................................................... 19
        4.2     Authorization........................................................ 20
        4.3     Governmental Approvals............................................... 20
        4.4     Third Party Consents................................................. 20
        4.5     No Violation......................................................... 20
        4.6     Investment Intent.................................................... 20
        4.7     Disclosure........................................................... 20

SECTION 5       Other Tax Matters.................................................... 21
        5.1     Cooperation.......................................................... 21
        5.2     Retention............................................................ 21
        5.3     Section 338(h)(10) Election.......................................... 21
        5.4     Allocation of Purchase Price......................................... 21

SECTION 6       Indemnification...................................................... 22
        6.1     Indemnity to the Seller.............................................. 22
        6.2     Indemnity to Buyer................................................... 23
        6.3     Third Party Claims................................................... 23
        6.4     Procedures for Asserting Claims...................................... 25
        6.5     Expiration of Representations and Warranties, etc.................... 26
        6.6     Exclusive Remedy..................................................... 27

SECTION 7       Conditions to the Obligations of Buyer............................... 27
        7.1     Representations and Warranties....................................... 27
        7.2     Performance.......................................................... 27
        7.3     Governmental Approvals and Filings................................... 27
        7.4     Third Party Consents................................................. 28
        7.5     Officers' Certificates............................................... 28
        7.6     No Injunction........................................................ 28
        7.7     No Material Adverse Change........................................... 28
        7.8     Supply Agreement..................................................... 28

                                                                                     Page
                                                                                     ----

        7.9     Release of Liens..................................................... 28
        7.10    Leases............................................................... 28

SECTION 8       Conditions to the Seller's Obligations............................... 29
        8.1     Representations and Warranties....................................... 29
        8.2     Performance.......................................................... 29
        8.3     Governmental Approvals and Filings................................... 29
        8.4     Officer's Certificate................................................ 29
        8.5     No Injunction........................................................ 29
        8.6     Supply Agreement..................................................... 30
        8.7     Execution of Sublease................................................ 30

SECTION 9       Certain Covenants.................................................... 30
        9.1     Operation of Business Prior to Closing............................... 30
        9.2     Communications with Customers and Suppliers.......................... 30
        9.3     Non-Competition...................................................... 30
        9.4     Novations............................................................ 31
        9.5     Use of Business Names by Buyer....................................... 31
        9.6     Consents; Cooperation................................................ 32
        9.7     Notice of Developments............................................... 33
        9.8     Non-Solicitation..................................................... 33
        9.9     Pre-Closing Access................................................... 33
        9.10    Cooperation with Respect to Borregas Avenue
                Lease................................................................ 34

SECTION 10      Termination.......................................................... 34
        10.1    Termination.......................................................... 34
        10.2    Procedure and Effect of Termination.................................. 35

SECTION 11      Miscellaneous Provisions; Other Agreements........................... 35
        11.1    Expenses............................................................. 35
        11.2    Brokerage............................................................ 35
        11.3    Amendment and Notification........................................... 35
        11.4    Waiver............................................................... 35
        11.5    Notices.............................................................. 36
        11.6    Binding Nature; Assignment........................................... 37
        11.7    Governing Law and Jurisdiction....................................... 37
        11.8    Press Releases....................................................... 38
        11.9    Headings............................................................. 38
        11.10   Entire Agreement..................................................... 38

                                                                                     Page
                                                                                     ----
        11.11   Counterparts......................................................... 38
        11.12   Attorneys' Fees...................................................... 38

EXHIBIT A               Balance Sheet
EXHIBIT B               Supply Agreement
EXHIBIT C               Form of Sublease
EXHIBIT D               Form of Sublease

Schedule 2.2(a)         Excluded Assets
Schedule 2.3            Assumed Liabilities
Schedule 2.10           Employees
Schedule 3.6            Third Party Consents
Schedule 3.8            Financial Statements
Schedule 3.10           Inventories
Schedule 3.11           Liens, List of Fixed Assets
Schedule 3.12           Intellectual Property
Schedule 3.13(a)        Contracts
Schedule 3.13(b)        Defaults and Enforceability
Schedule 3.13(c)(i)     Required Consents
Schedule 3.13(c)(ii)    Other Consents
Schedule 3.14           Litigation
Schedule 3.16           Environmental Matters
Schedule 3.19(b)        Absence of Certain Changes
Schedule 3.21           Affiliate Transactions
Schedule 3.22           Liabilities

                            STOCK PURCHASE AGREEMENT

            This Agreement (the "Agreement") is entered into as of May 18, 1998, among California Microwave, Inc., a Delaware corporation (the "Seller"), California Microwave Services Division, Inc. (the "Company") and Telscape International, Inc., a Texas corporation ("Buyer").

                                    RECITALS:

            A. The Seller and Buyer have agreed, subject to the conditions hereafter set forth (i) that Buyer shall acquire all of the outstanding capital stock of the Company, and (ii) that Buyer shall assume certain liabilities, as specified herein.

            B. The business of the Company is comprised of the satellite hub operations of the Company located in Mountain View, California which provide, via leased (to its customers) satellite communications links, data broadcast and interactive communication services and the products operation of the Company in Sunnyvale, California which manufactures and sells the Equatorial, radar test equipment, frequency converter, frequency source, amplifier and Radiolink product lines and the warranty sales and depot services relating to those product lines.

            C. Capitalized terms used herein without separate definitions have the meanings given to such terms in Section 1.

            NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, the parties hereby agree as follows:


                                    SECTION 1

                                   Definitions

            As used herein, the terms defined in the first paragraph of this Agreement or elsewhere in this Agreement shall have the meanings defined for them therein, and the following terms shall have the following respective meanings.

            1.1 "Assets" shall have the meaning set forth in Section 2.1 hereof.

            1.2 An "Affiliate" of a person or entity shall mean a person or entity that directly or indirectly controls, is controlled by or is under common control with that person or entity.

            1.3 "Assumed Liabilities" has the meaning set forth in Section 2.4.

            1.4 "Balance Sheet" shall mean the balance sheet of the Company, dated April 25, 1998 and attached hereto as Exhibit A.

            1.5 "Benefit Arrangement" shall mean an employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for medical and dental benefits or reimbursements, welfare benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation and holiday benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or other fringe benefits.

            1.6 "Business" shall mean the business currently conducted by the Company and described in Recital B to this Agreement.

            1.7 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

            1.8 "Closing Date" shall mean May 22, 1998, or such later date on which all of the conditions to Closing set forth in Sections 7 and 8 shall have been satisfied.

            1.9 "Closing Date Balance Sheet" shall mean the balance sheet prepared and agreed upon pursuant to Section 2.6.

            1.10 "CMI Corporate Assets" means the assets owned or used by Seller, including the leasehold improvements on the approximately 12,000 square feet of space used by Seller's corporate headquarters at the 1143 Borregas Avenue, Sunnyvale facility, which are described in Schedule 2.2(a) attached to this Agreement.

            1.11 "Code" shall mean the Internal Revenue Code of 1986, as amended.

            1.12 "Contracts" has the meaning set forth in Section 3.13(a).

            1.13 "Environmental Liability" shall mean any loss, damage, claim or cost (including reasonable attorneys fees) related to any federal, state or local environmental laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act 42 USC Section 9601, et seq., Resource Conservation and Recovery Act 42 USC Section 6901, et seq., Clean Water Act 33 USC Section 1251, et seq., Clean Air Act 42 USC Section 7401, et seq., Toxic Substances Control Act 15 USC Section 2601, et seq., Oil Pollution Act of 1990 33 USC Section 1001, et seq., all as amended.

            1.14 "Fixed Assets" shall mean those fixed assets owned by the Company and used in the Business, including without limitation, the fixed assets located at the Company's Borregas Avenue, Sunnyvale facility (excluding the CMI Corporate Assets) and at the Company's 300 Ferguson Drive, Mountain View facility.

            1.15 "GAAP" shall mean United States generally accepted accounting principles, consistently applied and consistent with past practices.

            1.16 "Intangible Assets" shall mean long-term assets (other than prepaid expenses) that lack physical existence under GAAP, e.g., goodwill, patents, copyrights and trademarks.

            1.17 "Intellectual Property" shall mean all patents, patent applications (whether or not filed), registered and unregistered copyrights, copyright applications, inventions, trade secrets, research and development data, and Know-how, computer software or other intellectual property, the trademarks, service marks, tradenames, logos and any applications or canceled rights pertaining thereto, in each case primarily used in the conduct of the Business (other than the Excluded Intellectual Property).

            1.18 "Know-how" shall include, but not be limited to, all technical information, trade secrets, product design rights, specifications, manuals, reports, documents (i.e., active and archived books, records, personal computer and paper files, other papers, tapes, microfilms, information storage media of any kind and other similar documents), drawings, procedures, processes, programs, devices, software and other source/object code, datafeed designs, facility layouts, product quality plans, CPE listings, training materials, flow charts, recorded media, research and development data, notebooks, marketing information, original brochure artwork, customer lists (including contact names, addresses and phone numbers), engineering changes, boilerplate proposals, other tangible embodiments of information, and proprietary rights other than copyrights, patents, and trademarks in every country of the world.

            1.19 "Permitted Liens" shall mean Liens (i) for Taxes not yet due and payable, (ii) removed or discharged on or prior to the Closing Date or (iii) on or related to the Property that are of public record and that would appear as a title exception in a policy of title insurance with respect to the Property.

            1.20 "Property" means the real property and improvements thereon which are the subject of the leases listed in Schedule 3.13(a) of this Agreement.

            1.21 "Taxes" shall mean all federal, state, local and foreign taxes, including income, employment (including social security, withholding and state disability), excise, property, sales, use, franchise, and other taxes, together with all interest, additions to tax and penalties relating thereto.

            1.22 "To Seller's and the Company's knowledge", as used herein, shall refer to the actual knowledge of George L. Spillane, E. Russell Hardy, Stephen Strohman, Monty J. Moore and James Dale.


                                    SECTION 2

                                 Stock Purchase

            2.1 Sale of Stock. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all of the outstanding capital stock of the Company, free and clear of any liens or encumbrances or rights or claims of others. With the exceptions stated in
Section 2.2, the assets held by the Company at the time of transfer of the outstanding capital stock of the Company to Buyer (the "Assets") shall include (subject only to the obtaining of any requisite consents or novations in accordance with the provisions of this Agreement), without limitation:

                  (a) all of the Fixed Assets, Intellectual Property and Contracts of the Business;

                  (b)   all of the accounts receivable of the Business;

                  (c) all inventories of raw material, work in process finished products, goods, spare parts, replacement and component parts and office and other supplies of the Business;

                  (d) all of the other assets that are reflected on the Closing Date Balance Sheet;

                  (e) all of the books and records primarily relating to the Business (including those located at Iron Mountain);

                  (f) all rights under express or implied warranties from Seller's suppliers with respect to the Assets; and

                  (g) all rights under licenses (including Federal Communications Commission ("FCC") fixed sites, transportable and blanket authority licenses), permits and governmental authorizations relating to the Assets and the operations associated therewith; provided that all rights under FCC licenses shall be transferred only upon receipt of any required FCC approval.

            2.2 Excluded Assets. Notwithstanding anything contained in Section
2.1 hereof to the contrary, the Assets do not include any of the following (hereafter referred to collectively as the "Excluded Assets"):

                  (a)   the CMI Corporate Assets and the other assets listed on
Schedule 2.2(a);

                  (b) the name and mark "California Microwave" and any name or mark derived from or including the foregoing (the "Excluded Intellectual Property");

                  (c) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities;

                  (d) all books and records relating to or used in the business of Seller and not primarily relating to or used in the Business (including those located at Iron Mountain);

                  (e) all insurance policies maintained by Seller and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies, except to the extent the coverage thereof remains available after the Closing for claims relating to the Assets or Assumed Liabilities that are not reflected in the value of the Assets or Assumed Liabilities as shown on the Closing Date Balance Sheet or Adjusted Schedule 2.3;

                  (f) except to the extent reflected on the Closing Date Balance Sheet, all right, title and interest of the Seller in and to prepaid Taxes of the Business, and any claims for any refund, rebate or abatement with respect to Taxes of the Business for any period or portion thereof through the Closing Date and any interest payable with respect thereto; and

                  (g) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to
(i) the assets and matters listed in clauses (a) through (f) of this Section 2.2 or (ii) the Excluded Liabilities.

            2.3 Assumption of Certain Liabilities. Effective as of the Closing, and to the extent such liabilities and obligations are reflected in the Adjusted
Schedule 2.3 provided for in Section 2.6 hereof, Buyer shall assume and shall thereafter pay, perform or be responsible for the liabilities and obligations relating to the Business listed on Schedule 2.3 attached hereto, subject to adjustments therein that occur in the ordinary course of business prior to the Closing and are reflected on Adjusted Schedule 2.3. The liabilities and obligations listed on Schedule 2.3 were incurred by the Business prior to April 25, 1998, but were not assumed by the Company.

            2.4 Excluded Liabilities. Other than for (a) the liabilities assumed pursuant to Section 2.3 above, (b) all liabilities and obligations to be performed from and after the Closing Date under or relating to Contracts included in the Assets (other than liabilities and obligations relating to any failure to comply with, or any violation of, any Contract prior to the Closing); and (c) all other liabilities and obligations of the Company relating to or arising out of the operation of the Business to the extent reflected on the Closing Date Balance Sheet (collectively, the "Assumed Liabilities"), as of the Closing neither Buyer nor the Company shall be responsible for any debts, claims, commitments, liabilities or obligations of Seller or the Business of any kind whatsoever (including, without limitation, any liabilities relating to the employees of the Seller or the Company arising prior to or as a result of the Closing ("Seller's Employee Liabilities"), other than liabilities that arise as of the Closing out of agreements or arrangements entered into by Buyer or its Affiliates with any of such employees ("Buyer's Employee Liabilities") or any debts, claims, commitments, liabilities or obligations relating to the Assets (collectively, the "Excluded Liabilities").

            2.5 Purchase Price. The purchase price payable by Buyer to Seller for the outstanding capital stock of the Company and for the covenant not to compete provided for in Section 9.3 shall be $8,154,843, payable in cash at the Closing by wire transfer of immediately available funds to such bank account as is specified by Seller in written instructions given to Buyer at least three days prior to the Closing, plus assumption of the Assumed Liabilities (the "Purchase Price").

            2.6 Post-Closing Adjustment of Purchase Price; Preparation of Adjusted Schedule 2.3 and Closing Date Balance Sheet.

                  (a) Calculation of Adjustment. The Purchase Price shall be adjusted as follows:

                        (i) It shall be increased by the amount that the Closing Date Net Assets (as hereinafter defined) are greater than $1,665,031 (the "Target Net Assets"); or

                        (ii) it shall be decreased by the amount that the Closing Date Net Assets are less than the Target Net Assets.

                        (iii) The Target Net Assets shall be the net book value of the Company as reflected on the Balance Sheet less the amount of liabilities shown on Schedule 2.3.

                        (iv) The "Closing Date Net Assets" shall be the net book value of the Company as reflected on the Closing Date Balance Sheet less the amount of liabilities shown on Schedule 2.3 as adjusted to reflect the changes therein occurring between April 24, 1998 and the Closing ("Adjusted Schedule 2.3").

                        (v) The Closing Date Balance Sheet shall be prepared in accordance with GAAP, except that the Closing Date Balance Sheet accounts receivable and inventory reserves shall be determined in a manner consistent with that used in determining the accounts receivable and inventory reserves reflected on the Balance Sheet. The Closing Date Balance Sheet shall not reflect any Intangible Assets not reflected on the Balance Sheet without the written consent of Buyer.

                        (vi) The amount of any decrease or increase to the Purchase Price pursuant to this Section 2.6(a) plus interest from the Closing Date at the Prime Rate (as hereinafter defined) shall be paid by Seller or Buyer, as the case may be, by wire transfer in immediately available funds within five (5) business days after the Closing Date Balance Sheet is agreed to by Seller and Buyer or is determined by the Neutral Auditor (as hereinafter defined). For purposes of this Agreement, "Prime Rate" means the prime rate of interest in effect on the Closing Date as stated in the "Money Rates" section of the Wall Street Journal.

                  (b) Preparation of Closing Date Balance Sheet and Adjusted
Schedule 2.3. As soon as practicable, and in any event within thirty (30) days after the Closing Date, Seller shall cause the balance sheet for the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet") to be prepared in accordance with GAAP, except that the Closing Date Balance Sheet accounts receivable and inventory reserves shall be determined in a manner consistent with that used in determining the accounts receivable and inventory reserves reflected on the Balance Sheet. Also, as soon as practicable, and in any event within 30 days after the Closing, Seller shall cause the Adjusted
Schedule 2.3 to be prepared on a basis consistent with Schedule 2.3. The Adjusted Schedule 2.3 and Closing Date Balance Sheet shall be accompanied by a certificate of Seller's Chief Financial Officer stating that the same present fairly, in all material respects, the financial condition of the Business as of the Closing Date. Buyer shall provide Seller and Neutral Auditor such access to the books and records as may reasonably be required for the preparation and/or review of the Adjusted Schedule 2.3 and Closing Date Balance Sheet.

                  (c) Review of Adjusted Schedule 2.3 and Closing Date Balance Sheet. After receipt of the Adjusted Schedule 2.3 and Closing Date Balance Sheet, Buyer shall have thirty (30) days to review it. Buyer and its authorized representatives shall have full access to all books and records and appropriate employees of the Seller and the Company and its accountants to the extent required to complete their review of the Adjusted Schedule 2.3 and Closing Date Balance Sheet, including work papers used in preparation thereof. Unless the Buyer delivers written notice to Seller on or prior to the 45th day after receipt of the Adjusted Schedule 2.3 and Closing Date Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, the parties shall be deemed to have accepted and agreed to the Adjusted Schedule 2.3 and Closing Date Balance Sheet. If Buyer so notifies the Seller of an objection to the Adjusted Schedule 2.3 and/or the Closing Date Balance Sheet, the parties shall, within thirty (30) days following the date of such notice (the "Resolution Period"), attempt to resolve their differences in good faith and any resolution by them as to any disputed amount shall be set forth in a written statement signed by each of Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

                  (d) Resolution. If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to Price Waterhouse or another large international accounting firm not otherwise engaged by either party that is mutually acceptable to Buyer and Seller (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Seller and Buyer, unless the Neutral Auditor finds one party acted in bad faith in which case that party pays all. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute and such determination shall be within the range of positions taken by Seller and Buyer with respect to the applicable disputed item. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement (which engagement shall be made no later than five (5) business days after election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder.

            2.7 Due To/From Parent. As of the date of the Balance Sheet, the Company opened Due to Parent and Due from Parent Accounts, each of which shows a zero balance on the Balance Sheet. At the time of payment of the purchase price adjustment pursuant to Section 2.6 hereof, Buyer shall remit to Seller the amount by which the Due to Parent Account exceeds the Due from Parent Account or Seller shall remit to Buyer the amount by which the Due from Parent Account exceeds the Due to Parent Account, as the case may be, in each case together with interest from the Closing Date at the Prime Rate on the amount payable.

            2.8 The Closing. The Closing shall take place at the offices of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, Three Embarcadero Center, 7th Floor, San Francisco, California at 10:00 a.m., local time, on the Closing Date, or at such other place or time as may be agreed to by the Seller and Buyer.

            2.9 Deliveries. At the Closing, Seller shall deliver to Buyer (a) such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance to Buyer, and shall be effective to vest in Buyer good and marketable title, free and clear of any liens and encumbrances or rights and claims of others, to all of the outstanding stock of the Company,
(b) all of the Company's minute books and stock books, and (c) such resignations of members of the Board of Directors and officers of the Company as Buyer shall request prior to the Closing Date. In addition, the parties shall deliver the certificates and documents referred to in Sections 7 and 8 hereof.

            2.10 Continued Employment by Buyer of Certain Employees of the Company. Buyer intends after the Closing to continue the employment of the employees currently employed by the Company (i) at the Company's Mountain View, California facility and (ii) the Company's Sunnyvale, California facility and listed on Schedule 2.10 attached hereto. Such employees shall have comparable jobs in terms of position, salary and job location (each of which is specified next to such employee's name on Schedule 2.10 attached hereto) and shall, on their date of employment by Buyer, be eligible to participate in the medical, dental, life insurance, profit sharing, deferred pay and vacation plans, if any, available to employees of Buyer generally. Nothing herein, however, is intended to create any third-party beneficiary rights.

            2.11 GE Agreement. Subject to receiving the required consent under the "Agreement for the Sale of Assets" between GE Capital Spacenet Services, Inc. and California Microwave, Inc., dated as of March 31, 1995 (the "GE Agreement"), the Company shall continue to receive the benefits of Section 2.10 of the GE Agreement to the extent they remain applicable. Pursuant to the GE Agreement, GE Americom presently provides the Company with C-band space segment on Spacenet IV that permits the Company to provide services to data broadcast customers on eight (8) 5 MHz channels using 87,187 bits per second (bps) of satellite capacity at a monthly charge of $86,315. Seller is presently providing services to one Equastar (2-way service) customer, GTE GSC FSD-NWWS, and pays GE Americom $28,800 per month for use of the required 5 MHz channels on Spacenet IV, transponder number 3; this price is guaranteed for the remainder of the term of this Agreement.

            2.12 Books and Records. From and after the Closing and until the sixth anniversary thereof, (i) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the operations of the Business but that are not books and records that primarily relate to the Business or otherwise included in the Assets and reasonable access to all books and records primarily relating to the Business that are located at Iron Mountain, and (ii) Buyer agrees to grant to Seller, upon reasonable notice and during normal business hours, reasonable access to any books and records included in the Assets that pertain to the operation of the Business on or prior to the Closing Date, for any reasonable business purpose of Seller.

            2.13 Further Assurances. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it or retained by such party as provided herein.


                                    SECTION 3

              Representations and Warranties of the Seller and the Company

            Except as disclosed in the Schedules dated as of the date hereof and delivered to Buyer concurrently herewith, the Seller and the Company represent and warrant to Buyer as follows:

            3.1 Organization and Qualification. The Seller and the Company are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has full corporate power and authority to carry on the Business as it is now being conducted and to own or hold under lease the properties and assets of the Business owned or held under lease. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every state in which the Business is conducted that requires such qualification and where the failure to be so qualified would have a material adverse effect on the business.

            3.2 Authorization. The Seller and the Company have the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Seller and the Company have taken all action required to authorize the execution and delivery of this Agreement, the performance of Seller's and the Company's obligations hereunder and the consummation of the transactions contemplated hereby. The Agreement is a valid and binding agreement of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the enforcement of creditors' rights and general equitable principles.

            3.3 Investment in Others. The Company does not own any investment (whether as a debt, equity or other interest) in any other corporation or business entity, nor does the Company directly or indirectly control any other corporation or business entity.

            3.4 Capitalization. The authorized and outstanding shares of capital stock of the Company are 10,000 shares and 1,000 shares, respectively, of $.001 par value common stock. All of the outstanding shares are owned by

Seller free of any rights or claims of others, are duly and validly issued and outstanding and are fully paid and nonassessable. There are no outstanding rights, options, warrants, conversion rights, preemptive rights or other rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

            3.5 Government Approvals and Filings. Other than filings required by the Federal Communications Commission and government novations, no approval or declaration, filing or registration with any governmental or regulatory authority is required to be made or obtained by the Seller and the Company in connection with the execution and delivery by the Seller and the Company of this Agreement, the performance by the Seller and the Company of their obligations hereunder or the consummation by the Seller and the Company of the transactions contemplated hereby.

            3.6 Third-Party Consents. No consent, approval or authorization of, or notice to, any third party is required to be obtained or given by the Seller and the Company in connection with the execution or delivery by the Seller or the Company of this Agreement, the performance by the Seller and the Company of their obligations hereunder or the consummation by the Seller and the Company of the transactions contemplated hereby, except for any consents required by customer contracts, required novations of government contracts set forth on Schedules 3.13(c)(1) and 3.13(c)(2) and for consents, approvals, authorizations or notices which are set forth on Schedule 3.6 to this Agreement.

            3.7 No Violation. Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or Bylaws of the Seller or the Company, each as amended to date; (b) violate, be in conflict with, constitute a default under, or cause the termination or the acceleration of the maturity of any material obligation of the Seller or the Company; (c) result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Assets (other than Permitted Liens); or (d) violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Company, or any of the Assets, is bound or subject other than violations which are not reasonably likely to have a material adverse effect on the Assets or the operation, condition (financial or otherwise) or employee, supplier and customer relationships of the Business (a "Material Adverse Effect").

            3.8 Financial Statements. Seller has delivered to Buyer (a) the unaudited balance sheet and the related unaudited statement of operations of the Business as at and for the fiscal year ended June 30, 1997; (b) the unaudited balance sheet and the related statement of operations of the Business as at and for the ten-month period ended April 24, 1998; and (c) the Balance Sheet. Such financial statements are in accordance with the books and records of the Business, have been prepared in accordance with GAAP (except with respect to the lack of footnotes and other presentation items) and fairly present in all material respects the financial condition and results of operations of the Business as at and for the periods specified (with the exception that the statements do not reflect any allocation of the CMI corporate expenses set forth in Schedule 3.8 and the Balance Sheet must be read in conjunction with Schedule 2.3).

            3.9 Accounts Receivable. All of the accounts receivable of the Company represent valid obligations and are from sales actually made or services actually performed in the ordinary course of business, and, subject to the reserve therefor on the Balance Sheet or to be reflected on the Closing Date Balance Sheet, as applicable, Seller knows of no reason such accounts are not collectible in the ordinary course of business.

            3.10 Inventories. Except as set forth on Schedule 3.10 to this Agreement, and net of reserves as reflected in the Balance Sheet or to be reflected in the Closing Date Balance Sheet, the inventories of the Company are of such quality as to be usable or saleable in the ordinary course of business.

            3.11 Personal Property. The Company has good and marketable title to all of the personal property of the Business included in the Assets (except property with respect to which the Company is lessee, as to which the Company holds a valid leasehold interest) free and clear of all liens, claims, encumbrances, security interests, rights of others, assessments, charges, servitudes, claims, interests in land, impositions, easements, rights of way, zoning restrictions, restrictions on use of property or imperfections of title of the Company or its properties (collectively, "Liens"), except for Permitted Liens, the rights of lessors under leases which are identified in Schedule 3.13 to this Agreement and other Liens identified in Schedule 3.11 which will be released prior to Closing. The Assets of the Company are in good operating condition (subject to normal wear and tear) and constitute all of the assets used in the conduct of the Business (other than Excluded Assets) as currently conducted by the Company and constitute all assets owned or used by the Company which are necessary for the conduct of the Business as currently conducted.
Schedule 3.11 to this Agreement contains a list that is true and complete in all material respects of the Fixed Assets.

            3.12 Intellectual Property. Schedule 3.12 identifies all Intellectual Property included in the Assets of the Company. Except as set forth on

Schedule 3.12, to Seller's and the Company's knowledge the Business is being carried on without conflicts with or infringement of patents, patent applications, licenses, copyrights, trade secrets, trademarks, or other intellectual property rights of others. The Seller and the Company do not know of any claim alleging such a conflict or infringement, or of any conflicts or infringements currently pending. Schedule 3.12 to this Agreement contains a list that is true and complete in all material respects of the Intellectual Property. The Intellectual Property included and the Excluded Intellectual Property constitute all of the intellectual property used in the conduct of the Business as currently conducted by the Company and constitute all intellectual property owned or used by the Company which is necessary for the conduct of the Business as currently conducted.

            3.13  Contracts.

                  (a) Schedule 3.13(a) contains a complete and correct list of all agreements, contracts, commitments, orders, licenses, leases, and other instruments and arrangements (whether written or oral) of the types described below to which the Company is or at the Closing will be a party or by which it or any of its assets is or at the Closing will be bound in connection with the Business, the Assets or the Assumed Liabilities (collectively, the "Contracts"):

                        (i) leases, licenses, permits, franchises and government approvals;

                        (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of employees, sales representatives, distributors, dealers, agents, or (if material) independent contractors;

                        (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                        (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                        (v) brokerage or finder's agreements;

                        (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                        (vii) asset purchase agreements and other acquisition or divesture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                        (viii) any contract with respect to which any amount could reasonably be expected to be paid or received thereunder in the future;

                        (ix) sales agency, manufacturer's representative, marketing or distributorship agreements;

                        (x) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

                        (xi) any agreement, understanding, contract or commitment (written or oral) with (x) any employee, agent, consultant, distributor, dealer or franchisee, or (y) any Affiliate;

                        (xii) any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups;

                        (xiii) any guarantee of the payment or performance of any person or agreement to indemnify any person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any person other than the endorsement of checks in the ordinary course of business; and

                        (xiv) any other contracts, agreements or commitments that are material to the Business.

                  (b) There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event or default thereunder on the part of Seller or the Company or, to the knowledge of Seller, any other party thereto except as set forth in Schedule 3.13(b). Except as set forth in Schedule 3.13(b), each Contract is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of Seller and the Company, the other parties thereto.

                  (c) Except as set forth in Schedules 3.13(c)(1) and (2), no consent of any third party is required under any Contract as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

            3.14 Litigation. Other than as listed on Schedule 3.14, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Seller and the Company, threatened against or involving the Business or the Assets, and the Seller and the Company know of no basis for the commencement of any action, suit, claim, proceeding or investigation involving the Business. There is no outstanding judgment, order, writ, injunction or decree involving the Business.

            3.15 Compliance with Laws. The Seller and the Company have complied and are in compliance with all laws, rules, regulations, statutes, ordinances, orders, judgments and decrees applicable to the Business and the operations, properties, employees and equipment of the Business, except for such noncompliance as would not be reasonably likely to result in a Material Adverse Effect, and to Seller's and the Company's knowledge, no condition exists which will result in a violation of any such laws, rules, regulations, statutes, ordinances, orders, judgments or decrees.

            3.16 Environmental Matters. To Seller's and the Company's knowledge,
(i) the Business and the Assets are currently in compliance in all material respects with all applicable environmental, health and safety laws and requirements; (ii) there are no past or present events, conditions or circumstances which may give rise to any liabilities under any environmental, health or safety laws or requirements now in force arising from the operations of the Business, including, but not limited to, any liabilities associated with any past operations of the Business; (iii) the Business has obtained all environmental, health and safety permits necessary for its operations and all such permits are in good standing and the Business is in compliance in all material respects with all terms and conditions of such permits; (iv) the Business has kept all material records and has made all material filings required by applicable federal, state and local environmental laws; (v) the Business has not been required to and has not filed any notice under federal or state law (including, but not limited to the laws referred to in Section 1.13 hereof), indicating past, present or future treatment, storage, or disposal of any hazardous substance or waste as those terms are defined in the laws referred to in Section 1.13 or any state law equivalent, or reporting a release or spill of a hazardous substance or contaminant at, on, under or about any of the Assets; (vi) except as shown on Schedule 3.16, there has been no disposal, discharge or release of any hazardous waste or substance relating to any of the Assets; (vii) except as shown on Schedule 3.16, there is not now, nor has there ever been on any of the Assets (a) any above ground or underground storage tanks or surface impoundments, (b) any friable asbestos-containing material, or (c) any electrical or other equipment containing polychlorinated biphenyls; (viii) no environmental lien has attached to any of the Assets or the Business; and
(ix) the Business has no liability pursuant to any environmental, health or safety laws. Neither Seller nor the Company has had notice or communication from any federal, state or local regulatory authority of any claim, investigation, order, violation, or noncompliance related to Environmental Liabilities.

            3.17  Employee Matters.

                  (a) The employees of the Company (the "Business Employees") are not covered by any collective bargaining agreement.

                  (b) There is no strike, labor dispute, work slowdown or work stoppage actually pending or, to the knowledge of the Seller and the Company, threatened against the Seller and the Company relating to the Business.

                  (c) With respect to the Business Employees, the Seller and the Company are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and each Benefit Arrangement has been maintained in compliance in all material respects with all applicable laws and the documents and agreements, if any, governing such Benefit Arrangements, in each case except for such noncompliance as would not be reasonably likely to result in a Material Adverse Effect.

            3.18 Leased Property. All lease agreements relating to the Business are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by the Seller and the Company thereunder or, to Seller's and the Company's knowledge, of any other party thereto. Subject to obtaining any requisite consents to the assignment of the lease agreements, the consummation of the transactions contemplated hereby will not have a material adverse effect on the right of the Company to the continued use and possession of the leased property on the terms and conditions specified in the lease agreements therefor for the purposes for which the leased property is now used by the Business.

            3.19  Absence of Certain Changes.

                  (a) Since April 25, 1998, the Company has not with respect to the Business entered into any transaction which is not in the usual and ordinary course of business and there has been no material adverse change in the Business.

                  (b) Since April 25, 1998, the Company has conducted its operations related to the Business in the ordinary course of business, has used commercially reasonable efforts to maintain its respective businesses, assets, relations with employees, suppliers, licenses and operations related to the Business as an ongoing business in accordance with past custom and practice. Without limiting the generality of the foregoing, except as disclosed on
Schedule 3.19(b) since April 25, 1998, in each case as related to the Business:

                        (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

                        (ii) no party (including the Seller or the Company) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses), excluding all purchase orders and sales orders, involving more than $25,000 to which the Company is a party or by which it or its assets is bound;

                        (iii) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business;

                        (iv) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person other than in the ordinary course of business;

                        (v) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims), except for any right or claim (or series of rights or claims) under any purchase order or sales orders, either involving more than $10,000 or outside the ordinary course of business; and

                        (vi) the Company has not committed to any of the foregoing.

            3.20 Tax Representations. All Taxes attributable to the Seller and its Affiliates relating to the Business that are or were due and payable (without regard to whether such taxes have been assessed) have been paid, except where failure to do so would not materially and adversely affect the Business.

            3.21 Affiliate Transactions. Except as set forth on Schedule 3.21, none of the Seller's or the Company's Affiliates, officers, directors or any of their employees related to or employed in the Business, is presently a party to any material transaction with the Company with respect to the Business, the Assets of the Company or the Assumed Liabilities, including, without limitation, any arrangement (other than for services in the ordinary course of business as officers, directors or employees of the Seller or the Company) providing for (a) the furnishing of material services by, (b) the rental of material real or personal property from, (c) any loan to, or (d) otherwise requiring material payments to, any such person.

            3.22 Undisclosed Liabilities. Except as set forth on Schedule 3.22, to Seller's and the Company's knowledge, neither the Company nor the Seller has any liabilities with respect to the Business (and except as set forth on Schedule 3.22, to Seller's and the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller or the Company giving rise to any liability with respect to the Business), except for (a) liabilities set forth on the Balance Sheet or Schedule 2.3, (b) liabilities which have arisen in the ordinary course of business, and (c) liabilities set forth in any of the Schedules to this Agreement.

            3.23 Certificate, By-Laws, and Minutes. The Company has heretofore delivered to Buyer accurate and complete copies of its Certificate of Incorporation, By-Laws, and director and shareholder minutes and written consents. Nothing contained in any of the foregoing prevents or adversely affects the consummation of the transactions contemplated by this Agreement.

            3.24 Disclosure. To Seller's and the Company's knowledge, no representation or warranty of the Seller and the Company contained in the Agreement, or in any statement or certificate furnished Buyer pursuant to the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.


                                    SECTION 4

                     Representations and Warranties of Buyer

         Buyer represents and warrants to the Seller and the Company as follows:

            4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own its properties and to carry on its businesses as now being conducted.

            4.2 Authorization. Buyer has full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby, and has taken all action required to authorize the execution and delivery of the Agreement, the performance of its obligations hereunder and the consummation by them of the transactions contemplated hereby. This Agreement is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the enforcement of creditors' rights and general equitable principles.

            4.3 Governmental Approvals. Other than filings required by the Federal Communications Commission and government novations, no approval or declaration, filing or registration with any governmental or regulatory authority is required to be made or obtained by Buyer in connection with its execution or delivery of the Agreement, the performance of its obligations hereunder or its consummation of the transactions contemplated hereby, except for approvals which will be obtained, or declarations, filings or registrations which will be made, on or before the Closing Date.

            4.4 Third Party Consents. No consent, approval or authorization of, or notice to, any third party is required to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder or the consummation by Buyer of the transactions contemplated hereby, except for consents, approvals, authorizations or notices which will be obtained or made on or before the Closing Date and except for government novations.

            4.5 No Violation. Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or Bylaws of the Buyer, each as amended to date; (b) violate, be in conflict with, constitute a default under, or cause the termination or the acceleration of the maturity of any material obligation of the Buyer; (c) violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer, is bound or subject other than violations which are not reasonably likely to have a material adverse effect on the business, operation or financial condition of the Buyer.

            4.6 Investment Intent. Buyer is acquiring the shares of common stock of the Company without a view to the distribution thereof in violation of applicable securities laws.

            4.7 Disclosure. To Buyer's knowledge, no representation or warranty of Buyer contained in the Agreement, or in any statement or certificate furnished to the Seller pursuant to the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.


                                    SECTION 5

                                Other Tax Matters

            5.1 Cooperation. Buyer and the Seller shall each at their own expense cooperate with, and make available to, each other such tax data and other information as may be reasonably required in connection with (i) the preparation or filing of any tax return, election, consent or certification, or any claim for refund or the preparation of Seller's consolidated financial statements, (ii) any determinations of liability for Taxes, or (iii) any audit, examination or other proceeding in respect of Taxes ("Tax Data"). Such cooperation shall include without limitation making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including without limitation to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses of such third party.

            5.2 Retention. The Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

            5.3 Section 338(h)(10) Election. Seller and Buyer agree to jointly file, not later than the 15th day of the ninth month beginning after the month in which the Closing occurs, an election pursuant to Section 338(h)(10) of the Internal Revenue Code.

            5.4 Allocation of Purchase Price. Buyer shall prepare an allocation of the Purchase Price among the Assets of the Company in accordance with the Code and shall deliver such allocation to Seller within thirty (30) days following the Closing. Buyer and Seller shall use their commercially reasonable efforts to agree upon a final allocation of the Purchase Price prior to the Closing, and such allocation (if agreed upon) shall be the basis upon which each of Buyer and Seller prepare any tax returns with respect to the transactions contemplated by this Agreement.


                                    SECTION 6

                                 Indemnification

            6.1 Indemnity to the Seller. Subject to the provisions of Section
6.5 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Seller and each of its Affiliates, officers, directors, employees, agents and shareholders (collectively, the "Seller Indemnitees") against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', accountants' and expert witnesses' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a "Loss" and collectively "Losses") incurred by any of the Seller Indemnitees and arising out of or relating to: (i) any Assumed Liabilities; (ii) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or in any written statement, certificate or schedule furnished by Buyer pursuant to the provisions of this Agreement; and (iii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other agreement, instrument or document executed by Buyer in connection with this Agreement. Notwithstanding the foregoing, damages based on a breach of representation or warranty shall constitute Losses for the purpose of this
Section 6.1 only to the extent of the direct damages incurred (excluding consequential damages, whether or not foreseeable).

            Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described above pursuant to this Section, other than for any breach of the representations contained in Sections 4.1 and 4.2 hereof or Buyer's Employee Liabilities, unless and until the aggregate amount of all claims against Seller Indemnitees exceeds $150,000 and then only to the extent such aggregate amount exceeds $150,000. Claims thereafter may be asserted regardless of amount. Other than for any breach of the representations contained in Sections 4.1 and 4.2 hereof, Buyer's maximum liability to Seller Indemnitees shall not exceed $4,250,000 in the aggregate.

            6.2 Indemnity to Buyer. Subject to the provisions of Section 6.5 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, the Seller agrees to indemnify, defend and hold harmless Buyer and the Company and their Affiliates, officers, directors, employees, agents and shareholders (collectively, the "Buyer Indemnitees") against all Losses incurred by any of the Buyer Indemnitees and arising out of or relating to: (i) all Excluded Liabilities (with the exception that as to any Environmental Liability, this indemnity shall extend only to any Environmental Liability directly allocable to Seller's or the Company's occupancy of or operations on the Property prior to the Closing); (ii) any misrepresentation or breach of any representation or warranty made by the Seller in this Agreement or in any written statement, certificate or schedule furnished by the Seller pursuant to the provisions of this Agreement; and (iii) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement or any other agreement, instrument or document executed by Seller in connection with this Agreement. Notwithstanding the foregoing, damages based on a breach of representation or warranty shall constitute Losses for the purpose of this Section 6.2 only to the extent of the direct damages incurred (excluding consequential damages, whether or not foreseeable).

            Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described above pursuant to this Section, other than for any breach of the representations contained in the first two sentences of Section 3.1, Section 3.2, Section 3.4 and Section 3.20 or any Environmental Liability for which Seller is responsible hereunder or Seller's Employee Liabilities, unless and until the aggregate amount of all claims against Buyer Indemnitees exceeds $150,000 and then only to the extent such aggregate amount exceeds $150,000. Claims thereafter may be asserted regardless of amount. Other than for any breach of the representations contained in the first two sentences of Section 3.1, Section 3.4, the first sentence of Section 3.11, Section 3.20 or any Environmental Liability for which Seller is responsible hereunder, Seller's maximum liability to Buyer Indemnitees under this Section shall not exceed $4,250,000 in the aggregate.

            6.3   Third Party Claims.

                  (a) The Buyer, on behalf of any Buyer Indemnitee wishing to claim indemnification under Section 6.2, and the Seller, on behalf of any Seller Indemnitee wishing to claim indemnification under Section 6.1, upon learning of any claim, action, suit, proceeding and/or investigation as to which such Buyer Indemnitee or Seller Indemnitee may be entitled to be indemnified pursuant to
Section 6 of this Agreement (as applicable, an "Indemnified

Party"), shall notify the other party (the "Indemnifying Party") pursuant to this Section 6 in writing; provided, however, that no failure so to notify the Indemnifying Party shall relieve the Indemnifying Party of any obligation to indemnify the Indemnified Party unless and to the extent such failure so to notify prejudices the position of the Indemnifying Party in responding to such claim, action, suit and/or proceeding.

                  (b) If the facts giving rise to any indemnification provided for in this Section 6 involve any actual and/or threatened claim and/or demand by any person other than the Indemnified Party, the Indemnified Party shall tender to the Indemnifying Party the defense or prosecution of such claim and any litigation resulting therefrom. The Indemnifying Party shall be entitled to assume the defense of such claim. The Indemnifying Party shall then take all steps reasonably necessary in the defense, prosecution or settlement of such claim or litigation and will hold the Indemnified Party harmless from and against all Losses caused by and/or arising out of any settlement thereof approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed) or any judgment in connection therewith (other than the Indemnified Party's expenses of participation in such defense, prosecution and/or settlement). If the defense or prosecution of a third party claim is assumed by the Indemnifying Party, the Indemnified Party shall be entitled, at its own expense, to participate in such settlement or defense through counsel chosen by the Indemnified Party. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Subsection 6.4 below (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), (a) the Indemnified Party may defend against such claim or legal proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. In the event that the Indemnifying Party proposes a settlement to any such claim or legal proceeding, which settlement is satisfactory to the party instituting such claim or legal proceeding and includes (i) an unconditional release of the Indemnified Party from all liability with respect to such claim or litigation or the dismissal of such claim or litigation against the Indemnified Party with prejudice and (ii) provision that all damages and settlement payments are to be made by the Indemnifying Party and the Indemnified Party withholds its consent to such settlement, then in any such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section against and in respect of the amount by which the damages resulting from a final judgment relating to such claim or legal proceeding exceeds the amount of the proposed settlement.

            6.4   Procedures for Asserting Claims.

                  (a) The Indemnified Party shall give written notice to the Indemnifying Party of any claim for Losses for which the Indemnified Party claims a right of indemnification under this Section 6 (a "Claim Notice"). If known to the Indemnified Party, any such Claim Notice shall include (i) a summary description of the facts upon which such claim is based and shall specify the estimated amount of the Loss thereof and (ii) the amount which is payable to the Indemnified Party pursuant to this Section 6.

                  (b) The Indemnifying Party shall have 30 days (or such shorter time as may be required to avoid materially prejudicing the Indemnified Party's position) following delivery of the Claim Notice to make such investigation of the claim as it deems necessary or desirable. In connection with the Indemnifying Party's evaluation of any Claim Notice, the Indemnified Party shall, at the Indemnifying Party's expense, provide the Indemnifying Party with reasonable access to the books and records of the Indemnified Party and, subject to the implementation of reasonable procedures to protect the confidentiality of such information, supply such factual and technical information as the Indemnifying Party may reasonably require in connection with the evaluation of such Claim Notice. On or prior to the expiration of such 30-day (or shorter) period, the Indemnifying Party shall, by written notice to the Indemnified Party (a "Response Notice"), either (i) admit liability in whole, or (ii) admit that the claim is so covered by this Section 6 but dispute the amount of the claim, or (iii) dispute that any amount of the claim is so covered. If the Indemnifying Party fails to deliver a timely Response Notice to the Indemnified Party with respect to a specified claim for indemnification, then the Indemnifying Party shall have been deemed to admit liability in whole with respect to such Indemnified Party's claim for indemnification.

                  (c) If the Indemnifying Party delivers to the Indemnified Party a timely Response Notice pursuant to Section 6.4(b) disputing the amount of the claim or disputing that the claim is covered by this Section 6 or if any other dispute arises with respect to this Agreement, then the Indemnifying Party and the Indemnified Party shall use their commercially reasonable best efforts to resolve such dispute. In the event the Indemnifying Party and the Indemnified Party resolve the dispute, they shall both execute a memorandum setting forth such resolution and, if applicable, the amount payable by the Indemnifying Party to the Indemnified Party. In the event the Indemnifying Party and the Indemnified Party are unable to resolve such dispute within 30 days from the Indemnified Party's receipt of the Response Notice pursuant to Section 6.4(b), the Indemnifying Party and the Indemnified Party shall determine whether they can agree upon a third-party impartial arbitrator (the "Arbitrator") to whom to submit the matter in dispute for final and binding arbitration pursuant to Title 9 of the California Code of Civil Procedure (Section 1280, et seq.) (the "California Arbitration Law").

            If the Indemnifying Party and the Indemnified Party fail to agree on the Arbitrator within 10 days, each party shall select an Arbitrator who shall be a member of the American Arbitration Association (the "AAA"). If one party does not so select such an Arbitrator within the time specified, then the issue shall be resolved solely by the Arbitrator chosen by the other party in accordance with the foregoing procedure. If each party does select such an Arbitrator as provided herein, then within five (5) days of the appointment of the second of the two Arbitrators, the two Arbitrators shall select a third Arbitrator. If the two original Arbitrators are unable to agree upon the selection of a third Arbitrator, then either party may request that the San Francisco AAA appoint a third Arbitrator. All Arbitrators selected for arbitration hereunder shall be members of the AAA, shall not be affiliated with any of the parties and shall have expertise in the subject matter which is the basis of the dispute. In the event AAA is no longer in business and/or will not perform such service at the time of the disputes, the Arbitrator shall be selected by a judicial court of competent jurisdiction.

            The Arbitrator(s) and the Indemnifying Party and the Indemnified Party shall meet within ten days of the election of the Arbitrator(s) for a preliminary conference regarding procedures to be followed in connection with the arbitration. Within thirty (30) days thereafter, the parties shall meet in San Jose, California, with such Arbitrator(s) at a place and time designated by the Arbitrator(s) after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than eight hours to present is position, the entire proceeding before the arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in accordance with the California Arbitration law. The Arbitrator(s) shall have discretion to award attorneys' fees and expenses in connection with such proceeding. Each party shall bear one-half of the Arbitrator(s)' fees and expenses.

            6.5 Expiration of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing for a period of 24 months; provided that the representations and warranties stated in Section 3.2, Section 3.4 and Section 4.2 shall survive indefinitely and the representations and warranties contained in Section 3.16 and Section 3.20 shall survive the Closing for the applicable statute of limitations.

            6.6 Exclusive Remedy. The indemnifications provided for in this
Section 6 shall be the sole and exclusive post-Closing remedies available to either party against the other party for any claims under or based upon this Agreement.


                                    SECTION 7

                     Conditions to the Obligations of Buyer

            The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver of Buyer (provided that no such waiver shall constitute a waiver of the Buyer Indemnitees' rights under Section 6 hereof or in any way relieve the Seller of any obligation under Section 6 hereof), on or before the Closing Date, of each of the following conditions:

            7.1 Representations and Warranties. Each of the representations and warranties made by the Seller and the Company in this Agreement (including all Exhibits and Schedules hereto) or in any written statement, list or certificate furnished pursuant to an express requirement hereof (a) that is qualified as to materiality shall be true and correct and (b) that is not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing Date and will be deemed to be made again as of the Closing Date.

            7.2 Performance. With respect to agreements, covenants, obligations contained in this Agreement and required to be performed or complied with by the Seller and the Company on or prior to the Closing Date, the Seller and the Company shall have performed or complied with, in all material respects, such agreements, covenants and obligations.

            7.3 Governmental Approvals and Filings. All approvals and all declarations, filings and registrations with government agencies required to consummate the transactions contemplated hereby shall have been obtained or made, and shall be in full force and effect, provided that with respect to required FCC consents and government novations, such FCC consents and government novations shall be obtained within 120 days of the Closing Date or as soon as reasonably possible thereafter.

            7.4 Third Party Consents. All approvals, consents and authorizations from and notices to third parties required to consummate the transactions contemplated hereby (except for those set forth on Schedule 3.13(c)(2) or as otherwise provided in Section 7.3 hereof) shall have been obtained and shall be in full force and effect.

            7.5 Officers' Certificates. The Seller and the Company shall represent in a certificate signed by an officer of Seller and an officer of the Company, both acting in such capacity and delivered to Buyer at the Closing that the conditions set forth in Sections 7.1 and 7.2 have been satisfied and that there has been no material adverse change in the properties, business, operations, financial conditions or prospects of the Company.

            7.6 No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the transactions contemplated hereby, and no proceedings with respect to any such injunction or order shall be pending.

            7.7 No Material Adverse Change. The properties, operations and financial condition of the Business shall not have been adversely affected in any material way as a result of any fire, accident, other casualty or otherwise, nor shall there have occurred any material adverse change since April 25, 1998 in the properties, results of operations, or financial condition of the Business.

            7.8 Supply Agreement. Seller shall have entered into a supply agreement, providing for the supply by Seller to the Company of satellite communications products, substantially in the form of Exhibit B hereto (the "Supply Agreement"), and the Supply Agreement shall be in full force and effect as of the Closing Date.

            7.9 Release of Liens. As of the Closing, all Liens (other than Permitted Liens) on the Assets shall have been released.

            7.10 Leases. Buyer shall have received the consent of the landlord to the Sublease (as defined in Section 8.7) and Buyer shall have received the consent of the landlord to the assignment to Buyer of the lease for Seller's Mountain View facility, provided however, that if such landlord's consent is not required for assignment to Buyer of the lease for Seller's Mountain View facility, then landlord shall so indicate in writing.

                                    SECTION 8

                     Conditions to the Seller's Obligations

            The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver of Seller (provided that no such waiver shall constitute a waiver of the Seller Indemnitees' rights under Section 6 hereof or in any way relieve the Buyer of any obligation under Section 6 hereof), on or before the Closing Date, of each of the following conditions:

            8.1 Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement or in any written statement, list or certificate furnished pursuant to an express requirement hereof (a) that is qualified as to materiality shall be true and correct and (b) that is not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing Date and will be deemed to be made again as of the Closing Date.

            8.2 Performance. With respect to agreements, covenants and obligations of this Agreement required to be performed or complied with by Buyer on or prior to the Closing Date, Buyer shall have performed or complied with, in all material respects, such agreements, covenants and obligations.

            8.3 Governmental Approvals and Filings. All approvals and all declarations, filings and registrations with government agencies required to consummate the transactions contemplated hereby shall have been obtained or made, and shall be in full force and effect, provided that with respect to required FCC consents and government novations, such FCC consents and government novations shall be obtained within 120 days of the Closing Date or as soon as reasonably possible thereafter.

            8.4 Officer's Certificate. Buyer shall represent in a certificate signed by an officer of Buyer acting in such capacity and delivered to Seller at Closing that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

            8.5 No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the transactions contemplated hereby, and no proceedings with respect to any such injunction or order shall be pending.

            8.6 Supply Agreement. Buyer shall have entered into the Supply Agreement and the Supply Agreement shall be in full force and effect as of the Closing Date.

            8.7 Execution of Sublease. Seller and the Company shall have entered into a sublease (or such other arrangement as is mutually satisfactory to Seller and Buyer) for the use by the Company of approximately 29,000 square feet of the Borregas Avenue facility in substantially the form of Exhibit C hereto (the "Sublease") and the Sublease shall be in full force and effect as of the Closing Date.


                                    SECTION 9

                                Certain Covenants

            9.1 Operation of Business Prior to Closing. The Business shall be operated by Seller and the Company in the ordinary course in substantially the same manner as heretofore conducted from the date hereof to the Closing. The Business shall be operated by the Seller and the Company in a manner that will not cause any of the Seller's and the Company's representations and warranties set forth in Section 3.19 to be untrue when taken or at the Closing Date. From the date hereof until Closing, Seller and the Company agree to pay the liabilities reflected on Schedule 2.3 and liabilities incurred in the ordinary course of the Business of the Company in accordance with past practices.

            9.2 Communications with Customers and Suppliers. The Seller and Buyer will mutually agree upon all communications with suppliers and customers relating to this Agreement and the transactions contemplated hereunder prior to the Closing Date.

            9.3 Non-Competition. For three years following the Closing, neither Seller nor any of its Affiliates shall engage or be interested, directly or indirectly (except as a holder of not more than five percent of the combined voting power of the outstanding stock of a publicly held company), (a) in manufacturing or selling the products currently being manufactured or sold by the Business, or (b) in providing the satellite services currently being provided by the Business, except that this provision shall not preclude (i) Seller or any of its Affiliates from being acquired by any person or entity that provides such products or services or restrict the activities of any such person or entity after the acquisition (provided that such acquisition is not merely in connection with a reincorporation or similar reorganization of Seller), or (ii) Seller or any of its

Affiliates from manufacturing or selling any of the products that the Seller or any of its Affiliates (other than the Company) currently manufactures or sells.

            Inasmuch as the remedy at law for any breach by Seller of the covenant contained in this Section 9.3 is inadequate, the Buyer shall be entitled to injunctive relief to enforce the same.

            9.4 Novations. Seller agrees to use its commercially reasonable efforts to obtain any novation required in connection with any of the Contracts listed on Schedule 3.13(c) within 90 days of the Closing Date and agrees pending the obtaining of such novations to take all commercially reasonable action necessary to assure the receipt by Buyer of all benefits accruing under those Contracts from and after Closing.

            9.5   Use of Business Names by Buyer.

                   (i) Concurrently with the Closing, Buyer agrees to amend the Certificate of Incorporation of the Company to change the name of the Company to a name that does not include "California Microwave."

                  (ii) Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "California Microwave" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating California Microwave or any similar name. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not, and will cause the Business not to, use the California Microwave Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by clause (iii) of this Section 9.5.

                  (iii) For a period of nine (9) months from the Closing Date (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, the Buyer the right to use the California Microwave Logo and the California Microwave Name in connection with the operation of the Business as currently conducted including, during the Window Period, to (A) use any molds or castings included in the equipment or machinery included in the Assets despite the appearance thereon and on the products manufactured therewith of the California Microwave Name or the California Microwave Logo, (B) market and sell all such products produced by the Business and (C) use any other assets on hand included in the Acquired Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the California Microwave Name or California Microwave Logo (provided, however, that Buyer shall use its commercially reasonable efforts to cease its use of the California Microwave Name and the California Microwave Logo within six (6) months). Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the California Microwave Name or the California Microwave Logo incorporating such Name and remove or obliterate such Name or the California Microwave Logo from any molds, castings, products or other assets and clearly and prominently mark the new name of the Business thereon. At all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with Seller or any of its affiliates.

            9.6 Consents; Cooperation. Seller, the Company and Buyer will use their commercially reasonable efforts:

                  (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all governmental authorities or any other person or entity that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement;

                  (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby;

                  (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

                  (d) to (i) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (excluding satisfying the closing conditions in Section 7 or 8 hereof insofar as they relate to the truth of representations and warranties but including otherwise satisfying the closing conditions in Sections 7 and 8) and (ii) refrain from taking any action which reasonably could be expected to render any representation or warranty contained in this Agreement untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality in which case the Seller will refrain from taking any action that would render such representation or warranty untrue or incorrect) as of Closing.

            9.7 Notice of Developments. The Seller and the Company will give prompt notice to the Buyer of any fact, to the Seller's and Company's knowledge, that would, if it were true on the Closing Date, constitute a breach of the Seller's and the Company's representations and warranties in this Agreement. Each party to this Agreement will give prompt written notice to the other of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. No disclosure by any party to this Agreement pursuant to this Section 9.7, however, shall be deemed to amend or supplement any Schedule to this Agreement or to prevent or cure any misrepresentation, breach of representation or warranty, or breach of covenant.

            9.8   Non-Solicitation.

                  (a) The Seller agrees that for a period of three (3) years from the Closing Date neither the Seller, nor any direct or indirect subsidiary of Seller shall, for themselves or for any other person or entity, directly solicit, hire or take away or directly attempt to solicit, hire or take away any of E. Russell Hardy, Stephen Strohman, Monty J. Moore, Salvador Giblas, Don Hoshi, Robert Lopez and James Dale (collectively, the "Key Transferred Employees").

                  (b) The Seller agrees that for a period of three (3) years from the Closing Date neither the Seller nor any direct or indirect subsidiary of Seller shall, for themselves or for any other person or entity directly solicit or directly attempt to solicit any employee of the Company who is not a Key Transferred Employee and for a period of nine (9) months neither the Seller nor any direct or indirect subsidiary of Seller shall, for themselves or for any other person or entity, directly hire any employee of the Company who is not a Key Transferred Employee.

            9.9 Pre-Closing Access. Between the date hereof and the Closing, Seller and the Company will during normal business hours (a) provide to Buyer and its representatives full access to the premises, property, files, books, records, documents, and other information concerning the Business, (b) furnish to Buyer and its representatives financial, technical, legal and operating data and other information pertaining to the Business, (c) make available for inspection and copying by Buyer copies of any documents relating to the foregoing and (d) permit Buyer and its representatives to conduct reasonable interviews of the employees, representatives and auditors of Seller concerning the Business; provided, however, that any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business. During the period from the date hereof to the Closing, all information provided to Buyer or its representatives by or on behalf of Seller or its representatives will be maintained by Buyer in the strictest confidence. From and after the Closing Date, the Seller will maintain any information retained by it (whether pursuant to the terms of this Agreement or otherwise) that relates to the Business in the strictest confidence.

            9.10 Cooperation with Respect to Borregas Avenue Lease. From and after the Closing Date, Buyer and Seller shall use their commercially reasonable efforts to obtain consent to the assignment to the Company of the Borregas facility lease. In the event such assignment occurs, the Company will sublease to Seller approximately 12,000 square feet on substantially the same terms as set forth in Exhibit D.


                                   SECTION 10

                                   Termination

            10.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

                  (a) with the mutual consent of Buyer and Seller;

                  (b) by Buyer, if Seller and the Company have (a) breached in any respect any representation or warranty qualified as to materiality or (b) breached in any material respect any representation or warranty that is not qualified as to materiality or any covenant or agreement contained in this Agreement, and such breach has not been remedied within five days after receipt of written notice from Buyer specifying such breach and demanding that such breach be remedied;

                  (c) by Seller and the Company, if Buyer has (a) breached in any respect any representation or warranty qualified as to materiality or (b) breached in any material respect any representation or warranty that is not qualified as to materiality or any covenant or agreement contained in this Agreement, and such breach has not been remedied within five days after receipt of written notice from Seller specifying such breach and demanding that such breach be remedied;

                  (d) by either Buyer or Seller and the Company if the Closing has not occurred by May 29, 1998, (the "Cut-Off Date") or if any condition contained in Section 7 or 8 of this Agreement becomes incapable of fulfillment by the Cut-Off Date; provided that this Agreement may not be terminated by any party that is in breach of any representation, warranty or covenant of such party contained in this Agreement if such breach has caused the Closing not to occur by the Cut-Off Date; or

                  (e) by Buyer at any time prior to 5 p.m. New York City time on May 15, 1998, if the results of Buyer's due diligence investigation of the Business, the Assets and the Assumed Liabilities (including but not limited to legal, environmental, financial and accounting due diligence investigations thereof) are not satisfactory to Buyer in its sole discretion.

            10.2 Procedure and Effect of Termination. Any termination of this Agreement shall be effected by written notice signed by the party or parties having the right to terminate this Agreement in accordance with Section 10.1 hereof, which written notice shall specify the provision of Section 10.1 pursuant to which such termination is being made. Upon such termination, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 11.1 relating to expenses and Section 11.8 relating to announcements, and except that such termination shall not relieve any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.


                                   SECTION 11

                   Miscellaneous Provisions; Other Agreements

            11.1 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own fees and expenses in connection with this Agreement.

            11.2 Brokerage. The parties represent to each other that none of them has retained any broker or paid or agreed to pay any brokerage fee, finder's fee or commission to any agent or broker for or on account of this Agreement or the transactions contemplated herein.

            11.3 Amendment and Notification. Subject to the provisions of
Section 11.6 relating to assignability, this Agreement may be amended, modified and supplemented only by written agreement of Buyer and the Seller.

            11.4 Waiver. Any breach of any obligation, covenants, agreement or condition contained herein may be expressly waived by the party or parties having the right to a remedy for such breach, in writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any other breach.

            11.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, via reputable overnight courier service, or facsimile transmission with receipt confirmed (provided a copy is also sent by mail):

                  (a)   If to Seller and Company (prior to the Closing), to:

                        California Microwave, Inc.
                        1143 Borregas Avenue
                        Sunnyvale, California  94089
                        Attention:  George L. Spillane
                        Facsimile No:  408/743-3482

                        with a copy to:

                        Howard, Rice, Nemerovski, Canady,
                             Falk & Rabkin
                        A Professional Corporation
                        Three Embarcadero Center
                        Seventh Floor
                        San Francisco, California  94111
                        Attention:  Richard W. Canady, Esq.
                        Facsimile No:  415/217-5910

or to such other persons or addresses as the Seller shall furnish to Buyer in writing.

                  (b)   If to the Buyer, to:

                        Telscape International, Inc.
                        2700 Post Oak Boulevard
                        Suite 1000
                        Houston, Texas 77056
                        Attention:  Scott Crist
                        Facsimile No:  713/968-0930
                        with a copy to:

                        Swidler & Berlin, Chartered
                        3000 K Street, N.W., Suite 300
                        Washington, D.C.  20007
                        Attention:  Andrew M. Ray, Esq.
                        Facsimile No:  202/424-7643

or to such other persons or addresses as Buyer shall furnish to the Seller in writing.

                  (c)   If to the Company (after the Closing), to:

                        California Microwave Services Division, Inc.
                        1143 Borregas Avenue
                        Sunnyvale, California 94089
                        Attention:  Robin Thompson
                        Facsimile No:  408/743-0963

or to such other persons or addresses as Company (after the Closing) shall furnish to the Seller and the Buyer in writing.

            11.6 Binding Nature; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld or delayed, and any attempted assignment without such prior written consent shall be null and void; provided however that Buyer may, without the consent of Seller, assign (a) its rights and interest in this Agreement to any of its lenders provided that such assignment shall not relieve Buyer of any of its liabilities or obligations hereunder and (b) all of its rights and interest in this Agreement and liabilities and obligations hereunder to an Affiliate of Buyer, and such assignee shall, upon execution of an instrument of assignment by Buyer and such assignee (and subsequent delivery to Seller of such instrument), become the "Buyer" for all purposes of this Agreement and all references in this Agreement to the Buyer shall be deemed to refer to such assignee for all purposes of this Agreement provided that such assignment shall not relieve Buyer of any of its liabilities or obligations hereunder.

            11.7 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflicts of law.

            11.8 Press Releases. Each of the parties to this Agreement hereby agrees that no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement or the transactions contemplated hereunder unless specifically approved in advance by Buyer and the Seller, subject to any applicable disclosure obligations pursuant to law provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

            11.9 Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

            11.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and any agreements entered into concurrently herewith that refer to this Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, documents, negotiations and discussions, whether oral or written, of the parties hereto.

            11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.12 Attorneys' Fees. If any dispute arises hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                        CALIFORNIA MICROWAVE, INC.,
                                        a Delaware corporation



                                        By:
                                           -----------------------------------
                                        Title:
                                              --------------------------------

                                        CALIFORNIA MICROWAVE SERVICES
                                        DIVISION, INC., a Delaware corporation


                                        By:
                                           -----------------------------------
                                        Title:
                                              --------------------------------


                                        TELSCAPE INTERNATIONAL, INC.



                                        By:
                                           -----------------------------------
                                        Title:
                                              --------------------------------

                                  EXHIBIT A

                        CMI -- SERVICES DIVISION, INC.
                                  BALANCE SHEET
                              AS OF APRIL 25, 1998


                                                       Apr.
                                                    ---------
A/R                                                 1,430,138
Deferred Revenue                                    (395,039)
Bad Debt Reserve                                     (82,890)
                                                    ---------
    NET A/R                                           952,209
                                                    ---------

Stockroom                                           1,173,278
WIP                                                   586,877
Progress Billing                                    (104,467)
Reserves                                            (857,114)
                                                    ---------
    TOTAL INVENTORY                                   798,574
                                                    ---------

Other Assets                                          134,704
                                                    ---------
    TOTAL CURRENT ASSETS                            1,885,487
                                                    ---------

Fixed Assets
Accumulated Dept.
                                                    ---------
    NET FIXED ASSETS                                1,490,786
                                                    ---------

    TOTAL ASSETS                                    3,376,273
                                                    =========

Adjustments/Reclassifications.

Column A - To transfer the corporate-related net leasehold improvements balance to Corporate.

Column B - To assign the assets to CMSD, Inc.

Column C - Payables retained by CMI.

                                    EXHIBIT B

                                SUPPLY AGREEMENT


        THIS SUPPLY AGREEMENT (this "Agreement") is dated _____ ___, 1998 and is entered into between California Microwave, Inc., a Delaware corporation ("Seller"), and California Microwave Services Division, Inc., a
Delaware corporation ("Buyer").

                                    RECITALS

        A. Seller, Buyer and Telscape International, Inc. have entered into an stock purchase agreement dated as of ________ __, 1998, as amended (the "Purchase Agreement"), with respect to the acquisition by Telscape International, Inc. from Seller of all of the outstanding capital stock of Buyer.

        B. The business of Buyer is comprised of (i) the satellite hub operations located in Mountain View, California, which provide, via leased (to its customers) satellite communications links, data broadcast and interactive communication services and (ii) the products operation in Sunnyvale, California, which manufactures and sells the Equatorial, radar test equipment, frequency converter, frequency source, amplifier and Radiolink product lines and the warranty sales and depot services relating to those product lines (collectively, such businesses are the "Business").

        C. On and after the date hereof (the "Closing Date"), Seller and Buyer desire to continue certain arrangements pursuant to which Seller supplies certain products to Buyer.

        NOW THEREFORE, as a condition to the closing of the transactions contemplated by the Purchase Agreement, and in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

        1. Supply of Products by Seller. Upon the terms and subject to the conditions hereof, for three years from the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Business's requirements of the products listed on EXHIBIT A and any extensions and improvements of those products (the "Products"). Without limiting the obligation of Buyer to purchase its requirements of Products under the preceding sentence, the quantities of Products to be purchased by Buyer pursuant to this Section shall be at the sole discretion of Buyer and no minimum quantities of Products are required to be purchased hereunder. Notwithstanding the preceding two sentences, if Seller provides written notice to Buyer specifying any Products subject to this Section that Seller intends to discontinue providing to its customers, Seller will be relieved of any obligation to sell to Buyer, and Buyer will be relieved of any obligation to buy from Seller, any such Products as of six months from the date that Seller so notifies Buyer. Exhibit A may be amended to add or delete products therefrom or for any other purpose by written agreement of Buyer and Seller.

        2. Prices. Seller shall sell the Products at prices no less favorable than the prices given to other Customers of such products in like quantities, except that in no event shall such prices be greater for a given Product than
(i) those prices listed opposite such Products' name on EXHIBIT A attached hereto and (ii) the lowest price provided by Seller to Buyer for any such Product during the six calendar months preceding the date of the most recent purchase order of Buyer so long as, in the case of item (ii), Buyer has purchased at least $_______ of Products from Seller during such six month period.

               As used in this Agreement, "Customer" shall mean any end user, reseller, agent, government entity or distributor.

        3. Additional Terms and Conditions. Any sale of the Products by Seller under this Agreement shall be subject to and governed by the then-current standard terms and conditions (including as to warranty) of Seller, which terms and conditions shall be no less favorable than those given to other Customers for the same or similar Products in like quantities.

        4. Specifications. Seller shall manufacture and deliver the Products in accordance with the electrical, mechanical, physical, environmental and other specifications as in effect as of the Closing Date, or if the Product is non-standard, then according to the specifications agreed to in writing by Buyer and Seller from time to time. In the event an improvement or a technical change in the specifications of the Products is made by the Seller, then it shall be required to provide Products that meet such improved or changed specifications.

        5. Maintenance of Standards. If Seller fails to maintain the quality, delivery or performance standards currently applicable to the Products, or fails to achieve standards of quality or performance specified by Buyer with respect to new variations of standard Products, then Buyer shall have such remedies as may be provided in the then-current standard terms and conditions of Seller, and if Seller fails to cure any such deficiency in any Product to be sold by it hereunder within sixty (60) days after written notice thereof by Buyer, Buyer shall no longer be obligated to purchase such Product pursuant to this Agreement.

        6. Ordering. Each order by Buyer for Products of Seller (a "Purchase Order") will specify each Product being purchased, the quantity, any appropriate specifications corresponding to each such Product, and the date of delivery, provided that the number of days from the date of the Purchase Order through the date of delivery is at least sixty (60) days. Notwithstanding the foregoing, the parties hereafter may agree in writing to use a blanket purchase agreement with specific agreed call out schedules in lieu of the foregoing ordering mechanism.

        7.     Delivery.

               (a) All Products sold hereunder will be delivered freight paid FOB (Seller's plant).

               (b) Buyer reserves the right to inspect the Products sold by Seller and to confirm the quantity of the Products within thirty (30) days from the date of delivery. Any claims for discrepant deliveries shall be reported by Buyer to Seller in writing within such 30-day period. If Buyer fails to make such a claim within the time specified, such order will be deemed accepted by Buyer. Upon Seller receiving notice from Buyer of such discrepancy, Buyer will have such remedies as may be provided in the then-current standard terms and conditions of Seller.

               (c) Seller will keep Buyer promptly and regularly informed of difficulties that Seller expects in meeting Buyer's needs for delivery in accordance with lead time(s) stated in any Purchase Order.

        8. Raw and Packaging Materials. Seller will purchase and supply all raw materials and packaging materials necessary for the manufacture of the Products sold by it hereunder. Seller will be responsible for the sampling and testing of all such raw materials and packaging materials and for ensuring an adequate inventory of such raw materials and packaging materials to supply the Products sold by it hereunder within the delivery time provided for in Section 6.

        9. Terms of Sale. With respect to any Products sold hereunder, Seller will invoice Buyer at the time of delivery. Each invoice will be itemized in reasonable detail. Buyer will pay to Seller the undisputed amount of such invoice within 30 days of the date of delivery of the Product.

        10. Confidentiality. Each party will preserve the confidentiality of the other party's Confidential Information (defined below), will not use same except in connection with the performance of its obligations hereunder, and will return same upon request by the other party. This Section will survive expiration or earlier termination of this Agreement for a period of three years thereafter. "Confidential Information" means all proprietary information (including but not limited to formulas, compilations, data, know-how, specifications, techniques, inventions, devices, projections, drawings and plans, whether of a technical, operational, financial or other nature) which hereafter is, or in the past has been, disclosed in writing and marked as confidential by either party (the "Disclosing Party") to the other party (the "Receiving Party"), and which is of such a nature that its value would be impaired if disclosed to third parties, but shall not include any such information that: (i) becomes part of the public domain through no fault of the Receiving Party; (ii) at the time of receipt is known to the Receiving Party as shown by its written records; (iii) becomes known to the Receiving Party from another source and the Receiving Party is not aware that such source is under an obligation to another person or entity to keep such information confidential; (iv) is required to be disclosed by the Receiving Party as a result of judicial or administrative process or by other requirements of law; or
(v) was independently developed by the Receiving Party, without reference to the Confidential Information, provided such independent development can be reasonably supported by the Receiving Party's written records.

        11. Term. This Agreement shall commence on the date first set forth above and shall expire on the third anniversary of the Closing Date unless earlier terminated pursuant to Section 12.

        12. Termination.

               (a) Either party may terminate this Agreement for any material breach of this Agreement by the other party if the party seeking to terminate has specified such breach in writing and such breach has not been cured by the breaching party within thirty (30) days after receipt of the written notice.

               (b) Termination under this Section will be effected by notice given by the terminating party to the other party.

               (c) Any termination of this Agreement will not affect any of the rights of either party hereto that arose prior to such termination or any liability resulting from either party's breach of this Agreement.

        13. Consequences of Termination. Upon expiration or earlier termination of this Agreement, each party will promptly return to the other all documents, samples and other tangible items containing or representing Confidential Information and all copies thereof, and certify, if requested by the other party, that it has complied with the terms of this sentence. This Section will survive expiration or earlier termination of this Agreement.

        14. Sales Convey No Right to Manufacture or Copy. The Products offered for sale hereunder are offered for sale and are sold by each party subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products, unless expressly provided in such sale.

        15. Export Control Compliance. Buyer agrees to comply fully with the United States Export Control Administration Regulations, the United States Department of State International Traffic in Arms Regulations and any other United States government regulations applicable to the export or disclosure of Products provided hereunder or Confidential Information hereunder insofar as they may control or limit the sale or use of Products. Buyer also agrees to comply fully with the United States Foreign Corrupt Practices Act.

        16. Force Majeure. Except for Buyer's payment obligations to Seller for the Products previously delivered or provided hereunder, failure of either party to perform its obligations under this Agreement (including but not limited to failure to make sales or deliveries of the Products) shall be excused to the extent that such failure is attributable to any cause beyond the reasonable control of the defaulting party, including, without limitation, acts of God, fires, earthquakes, wars, sabotage, accidents, embargo, riots, labor disputes, actions of any government or governmental agency or failure of same to act where action is required, and the inability of such party to obtain material from its suppliers or to obtain equipment or transportation; and the time during which such party may perform will be extended to coincide with the time performance has been prevented, hindered or delayed as a result of the foregoing. Should either party wish to claim relief from its obligations hereunder by reason of this Section, such party shall give notice to the other party without delay of the occurrence of the event or circumstances in question.

        17. Governing Law. This Agreement shall be governed in all respects, including, without limitation, as to validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the conflict of laws rules thereof. The parties hereby agree that this Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

        18. Assignment. The Agreement shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement will bind and inure to the benefit of the successors and permitted assigns of the parties hereto. References to a party herein also are deemed to be references to any successor or permitted assign of such party.

        19. Notices. All notices, consents, approvals, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if:
(a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram.

                             If to Buyer, to

                             California Microwave Services Division, Inc.
                             1143 Borregas Avenue
                             Sunnyvale, California 94089
                             Facsimile: 408-743-4772
                             Attention: Robin Thompson


                             If to Seller, to

                             California Microwave, Inc.
                             1143 Borregas Avenue
                             Sunnyvale, CA  94089

                             Facsimile:408/743-3482
                             Attn: George L. Spillane

or, in each case, at such other address as may be specified in writing to the other parties hereto.

        All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, and (z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

        20. General.

               (a) It is agreed that each of parties hereto is acting as an independent contractor and nothing contained in this Agreement shall be construed to constitute either as a partner, agent or employee of the other. Neither party is authorized to act for or bind the other except as specifically provided herein.

               (b) The failure of a party at any time to require performance by the other party of any provision hereof shall in no way affect the right of the party thereafter to enforce same against the other party, nor shall waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself or as a waiver of a breach of any other provision.

               (c) If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision will be narrowed (or deleted, if necessary) to the minimum extent necessary to make it and the rest of this Agreement enforceable.

               (d) This Agreement or any provision hereof may not be waived or discharged orally, but only by a statement in writing signed by the party against whom enforcement of the waiver or discharge is sought.

               (e) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties relating thereto. The terms of this Agreement may not be amended except by a writing signed by both parties.

               (f) This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (g) The agreements that comprise this Agreement and any terms and conditions of either party that apply to a sale of products or services hereunder shall have the following order of priority in the event of a conflict between any of them: (i) this Agreement and (ii) the terms and conditions of Seller then in effect with respect to such sale.

               (h) The headings contained in this Agreement are inserted for reference only and shall not be used to aid in the construction hereof.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                    CALIFORNIA MICROWAVE, INC.

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


                                    CALIFORNIA MICROWAVE SERVICES DIVISION, INC.

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:

                                    EXHIBIT A


                                 Products/Prices

P/N                 Description              Prices
---                 -----------              ------


                                    EXHIBIT C

                                    SUBLEASE


               THIS SUBLEASE (this "Sublease") is entered into as of the ___ day of _________, 1998, by and between (i) CALIFORNIA MICROWAVE, INC., a Delaware corporation ("Sublessor"), and (ii) CALIFORNIA MICROWAVE SERVICES DIVISION, INC., a Delaware corporation ("Sublessee").

        A. Sublessor previously entered into that certain Lease dated May 8, 1995, as amended by that certain First Amendment to Lease dated June 7, 1995 (collectively, the "Master Lease"), by and between Sublessor, as tenant, and RREEF USA Fund-II, Inc. ("RREEF"), as landlord, pursuant to which Sublessor is leasing approximately 41,472 rentable square feet of office and industrial space located at 1143 Borregas Avenue, Sunnyvale, California, as more particularly described in the Master Lease (the "Premises"). A copy of the Master Lease is attached hereto as Exhibit I. The current landlord under the Lease is AMB Property, L.P. (the "Master Landlord"), successor in interest to the AMB Industrial Value Added Fund. Except as otherwise defined herein, all initial-capitalized terms used herein shall have the same meaning as is ascribed to such terms in the Master Lease.

        B. Sublessor has agreed to sublease to Sublessee a portion of the Premises containing approximately 30,504 rentable square feet, as outlined in the plan attached hereto as Exhibit II (such portion of the Premises being hereinafter referred to as the "Subleased Premises"), and Sublessee desires to sublet the Subleased Premises from Sublessor, on the terms, covenants and conditions contained herein.

               NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, the parties hereto agree as follows:

               1. SUBLEASE. Sublessor subleases to Sublessee and Sublessee hires from Sublessor the Subleased Premises, in "AS IS" condition, subject to the Master Lease. Notwithstanding the foregoing, Sublessor shall continue to have the right to use in common with Sublessee the reception area, cafeteria, and restrooms located in the Subleased Premises, and shall have the right to use the Subleased Premises for ingress and egress to and from such areas and to the portion of the Premises being retained by Sublessor.

               2.     TERM.

                    (a) TERM. The term of this Sublease shall commence on the date hereof (the "Commencement Date") and shall expire on July 31, 2000, subject to extension as provided in Section 2(b) below (the "Term"). Notwithstanding the foregoing, the Commencement Date shall not be deemed to have occurred prior to the date that the parties have closed on that certain Stock Purchase Agreement dated May ___, 1998, entered into between the parties and the Landlord's Consent (as defined in Section 10 hereof) is obtained.

                      (b)    RENEWAL.  The parties acknowledge that
Article 39 of the Master lease provides for one (1) option (the "Master Lease Option") to renew the Master Lease for a term of five (5) years (the "Option Term"), from August 1, 2000 to July 31, 2005, at an Annual Rent of 95% of the current fair market rental for comparable space in other similar buildings in the same rental market as of the date the Option Term is to commence. Sublessor shall exercise the Master Lease Option in accordance with the provisions of the Master Lease, whereupon the Term shall be automatically extended for the length of the Option Term. In the event of any arbitration to determine rent pursuant to Article 39 of the Master Lease, the parties shall share the cost of such arbitration in accordance with their respective percentages of the Premises (including an equitable allocation of any areas of the Premises used in common with Sublessor) at the time of the commencement of the Option Term.

               3.     RENT.

                      (a)    BASE RENT.  Commencing on the
Commencement Date, Sublessee shall pay to Sublessor during the Term as base rent for the Subleased Premises the seventy-three and six-tenths percent (73.6%) ("Sublessee's Share") of the Annual Rent and Monthly Installment payable under the Master Lease for the period of the Term. Sublessee's Share was computed by dividing the rentable square footage of the Subleased Premises (i.e., 30,504) by the rentable square footage of the Premises (i.e., 41,472). The amounts payable pursuant to this Section 3(a) are hereinafter referred to as "Base Rent." Payment for the first (1st) month of the Term shall be due on the Commencement Date. Otherwise, monthly payments of Base Rent shall be due on or before the first day of each month during the Term.

                      (b)    ADDITIONAL RENT.  As additional rent,
Sublessee shall pay Sublessor Sublessee's Share of Direct Expenses and Taxes paid or incurred by Sublessor under Article 4 of the Master Lease at the same time as such payments are due from Sublessor to Master Landlord under the

Master Lease, including any estimated payments payable pursuant to Section 4.4 of the Master Lease. Sublessor shall promptly provide Sublessee with estimates or statements regarding increases in Direct Expenses and/or Taxes delivered by Master Lessor to Sublessor under Section 4.4 of the Master Lease. Overpayments and underpayments of Direct Expenses and Taxes shall be handled in the same manner as provided under Section 4.5 of the Master Lease. Payments for the calendar year 1998 shall be appropriately prorated.

                      (c)    SHARED COSTS.  The parties hereto
acknowledge that Sublessor may incur certain costs (of the nature shown on Exhibit III attached hereto) with respect to the Premises which benefit both itself and Sublessee, and Sublessee may incur certain costs (of the nature shown on Exhibit III attached hereto) with respect to the Premises which benefit both itself and Sublessor. Where Sublessor incurs costs which benefit Sublessee, Sublessee shall reimburse Sublessor for its pro-rata share of those costs within thirty (30) days of receipt of billing from Sublessor. Where Sublessee incurs costs which benefit Sublessor, Sublessor shall reimburse Sublessee for its pro-rata share of those costs within thirty (30) days of receipt of billing from Sublessee. Exhibit III to this Sublease is a listing of costs which Sublessor and/or Sublessee may incur which benefit the other party, the current estimated monthly amount of such costs, and the allocation procedure to be used to pro-rate the costs between the parties. The allocation procedure may be adjusted by the mutual agreement of the parties. Costs incurred that are outside of the categories listed on Exhibit III ("Additional Category Costs") must be agreed to in advance in order for the paying party to seek reimbursement. The parties will use their best efforts to agree on the most appropriate allocation procedure to be used for Additional Category Costs and/or to reflect changing circumstances. If the parties cannot agree, then such costs will be pro-rated as follows:

                             i)     One-half (1/2) of the cost based
                                    upon relative number of employees
                                    (including contract laborers)
                                    employed at the Premises; and

                             ii)    One-half (1/2) of the cost based upon
                                    relative rentable square footage leased at the Premises.

                      (d)    LATE PAYMENTS.  If any installment of
Base Rent or additional rent due from Sublessee under this Sublease shall not be received by Sublessor within five (5) days of the date the same is due, Sublessee shall pay to

Sublessor a late charge equal to six percent (6%) of such unpaid amounts.

                      (e)    PAYMENT.  Base Rent and additional rent
due hereunder shall be paid by Sublessee to Sublessor without deduction or offset, and with respect to Base Rent, without demand.

               4.     USE.  Sublessee shall use the Subleased
Premises only for purposes allowed under the Master Lease and for no other purpose.

               5.     MASTER LEASE.

                      (a) INCORPORATION FROM MASTER LEASE. Except as modified herein, all of the terms and conditions contained in the Master Lease are incorporated herein as terms and conditions of this Sublease, with each reference therein to "Landlord" and "Tenant" deemed to mean Sublessor and Sublessee, respectively, with each reference therein to the "Premises" deemed to mean the Subleased Premises, and with each reference therein to "Term" deemed to mean the Term (as defined in Section 2(a) hereof). Notwithstanding the foregoing, the following sections, paragraphs or exhibits of the Master Lease are excluded from this Sublease or are revised as indicated:

               Section 2.1; Section 2.2; Section 3.1; Section 3.2; Article 4 (except as provided in Section 3(b) hereof); Section 5; Section
               7.5 shall be revised to provide that Sublessee shall be responsible for entering into the maintenance contract for all heating and air conditioning systems and equipment servicing the Premises, and that the parties shall share proportionately the cost thereof; Article 9; Section 11.2(a) shall be revised to provide that the insurance policies to be provided by Sublessee pursuant to Section 11.1 of the Master Lease shall name Sublessor, Master Landlord and the building management company, if any, as additional insureds; Article 22 (Sublessee recognizes that the Term of this Sublease shall terminate in the event of a termination pursuant to this Article; Sublessee shall be entitled to a proportionate amount of any abatement of rent Sublessor receives pursuant to Section 22.2); Article 24; Article 27;
               Article 32; Article 38; Article 40; Exhibit B; Addendum Paragraphs 1, 2, and clause (b) of Paragraph 3.

Nothing contained in this Section 5(a) is intended to alter the parties' agreement as to certain shared costs set forth in Section 3(c) hereof.

                      (b) RECOURSE TO MASTER LANDLORD. Notwithstanding anything contained in Section 5(a) above, it is understood and agreed that Sublessor shall have no obligation or responsibility to provide or perform any service, repair, restoration, alteration or other similar obligation which is the obligation of Master Landlord to provide or perform pursuant to the provisions and terms of the Master Lease including, but not limited to, the obligation of Master Landlord to make restorations or repairs after damage to the Premises or the Building by fire or other cause or after condemnation. Sublessee further agrees that each such obligation shall be provided or performed by Master Landlord and not by Sublessor. If Sublessee shall notify Sublessor that Master Landlord is not supplying services to the Subleased Premises or performing other obligations as required under the Master Lease, Sublessor will promptly request Master Landlord to perform such services. Sublessor shall in no event be liable to Sublessee nor shall Sublessee's obligations under this Sublease be impaired or reduced or the performance thereof excused because of any failure or delay on Master Landlord's part in providing any such services or in making any repairs or alterations, or in performing or observing any similar obligation of Master Landlord under the Master Lease. If Master Landlord shall default in its obligation to provide services as required under the Master Lease to the Subleased Premises, Sublessee shall be entitled to participate with Sublessor in the enforcement of Sublessor's rights against Master Landlord, but Sublessor shall have no obligation to bring any action or proceeding or otherwise act to enforce Sublessor's rights against Master Landlord. If, after written request from Sublessee, Sublessor shall fail or refuse, within a reasonable period of time, to institute an action or proceeding for the enforcement of Sublessor's rights against Master Landlord with respect to a failure to provide services required to be provided to the Subleased Premises under the Master Lease, Sublessee shall have the right to take such action in its own name, and for that purpose and only to such extent, shall have the same rights as Sublessor under the Master Lease. If any such action against Master Landlord in Sublessee's name shall be barred by reason of lack of privity, nonassignability or otherwise, Sublessee may take such action in Sublessor's name provided Sublessee has obtained the prior written consent of Sublessor, which consent shall not be unreasonably withheld; provided, however, that Sublessee shall indemnify and hold Sublessor harmless from and against any and all liability, loss, claims, demands, suits, penalties or damage (including, without being limited to, reasonable attorneys' fees and expenses) which Sublessor may incur or suffer by reason of such action. Sublessor shall provide Sublessee with a copy of all notices delivered by Sublessor to the Master Landlord pursuant to this Section 5(b).

                      (c) CONSENT OF MASTER LANDLORD. Whenever the provisions of the Master Lease that have been incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of both Master Landlord and Sublessor.

                      (d) OBLIGATIONS RE MASTER LEASE. Sublessor agrees to maintain the Master Lease in full force and effect, except to the extent any failure to maintain the Master Lease is due to the failure of Sublessee to comply with any of its obligations under this Sublease. During the Term, Sublessor shall not enter into any amendment of the Master Lease that will diminish Sublessee's rights or increase Sublessee's obligations hereunder.

               6. RESTORATION OBLIGATIONS. Notwithstanding anything to the contrary contained herein, upon expiration or earlier termination of the Term, Sublessee shall be responsible for all restoration and surrender obligations under the Master Lease with respect to the Subleased Premises and Sublessor shall be responsible for all restoration and surrender obligations under the Master Lease with respect to the portion of the Premises being retained by Sublessor.

               7. ASSIGNMENT AND SUBLETTING. Sublessee may not sublet the Subleased Premises or assign this Sublease without the prior written consent of Sublessor, which consent shall not be unreasonably withheld.

               8. SIGNAGE. Sublessor shall retain rights to its existing signage at the Premises. Sublessee shall have the right to place signage on the exterior of the Building, subject to the Master Landlord's consent and provided the same does not interfere with Sublessor's signage.

               9.     MISCELLANEOUS.

                      (a) NOTICES. All notices or demands of any kind required or desired to be given by Sublessor to Sublessee or Sublessee to Sublessor hereunder shall be in writing and shall be sent by hand delivery or by a nationally recognized courier service, in which event they shall be deemed given when the same are received, or by depositing such notices or demands in the United States mail, certified or registered, postage prepaid, return receipt requested (unless return receipt indicates not delivered), in which event it shall be deemed given seventy-two (72) hours after such deposit, or by facsimile with receipt confirmed, in which event it shall be deemed given upon such confirmation. All notices or demands shall be addressed or faxed to Sublessor or Sublessee, as the case may be, at the address or fax set forth after the signatures to this Sublease.

                      (b) ENTIRE AGREEMENT. This Sublease represents the entire agreement between the parties to this Sublease and supersedes all prior agreements between the parties, whether written or oral. There are no representations between Sublessor and Sublessee other than those contained in this Sublease. Any agreement hereafter made shall be ineffective to change, modify, waive or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver or discharge is sought.

                      (c) SUCCESSORS AND ASSIGNS. The terms, covenants and conditions contained in this Sublease shall, subject to the provisions of this Sublease relating to assignment, mortgaging and subletting, apply to, be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

                      (d) WAIVERS. No delay or omission in the exercise of any right or remedy of either party hereto upon any default by the other party hereto shall impair such right or remedy or be construed as a waiver of such default. The receipt and acceptance by Sublessor of delinquent rents or charges, or the acceptance of partial payments of such rents or charges, shall not constitute a waiver of any other default.

                      (e) TIME OF ESSENCE. Time is of the essence of this Sublease.

                      (f) ATTORNEY'S FEES. If any party commences an action against the other party arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover from the nonprevailing party the cost and expenses of such action, including reasonable attorneys' fees and court costs. The "prevailing party" will be determined by the court before whom the action was brought based upon the assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision.

                      (g) COUNTERPARTS. This Sublease may be executed in counterparts, each of which shall constitute an original and shall be binding upon all parties, their successors and permitted assigns.

               10. CONDITION PRECEDENT. It shall be a condition precedent to the parties' obligations hereunder that the Master Landlord shall have consented to this Sublease in writing (the "Landlord's Consent") terms reasonably acceptable to Sublessor and Sublessee.

               IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.



SUBLESSOR:                                   SUBLESSEE:

CALIFORNIA MICROWAVE, INC.                   CALIFORNIA MICROWAVE
                                             SERVICES DIVISION, INC.


By:                                          By:
   -------------------------------              -------------------------------
Its:                                         Its:
    ------------------------------               ------------------------------

Address:                                     Address:

1143 Borregas Avenue                         1143 Borregas Avenue
Sunnyvale, CA  94089                         Sunnyvale, CA  94089

                                   Exhibit III

                                  Shared Costs

                                Current
                               Estimated
                                Monthly               Pro-Rata Allocation to
          Cost Category          Cost                Sublessor          Sublessee
          -------------        ---------             ---------          ---------
Janitorial                      $3915                  45%                55%
Plants                            567                  60%                40%
Phone Maint.                      750                  50%                50%

Facilities Mgt.                  9809                  12%                88%
HR/Admin.                        2816                  50%                50%
Long Dist. Phone(a)              9000                  75%                25%

Receptionist                     2478                  50%                50%
Indust. Pk. Common
Area    Maintenance(b)           3183                  29%(d)             71%
Insurance                         711                  29%                71%

Real estate taxes(b)             3367                  29%                71%
Leasehold                         647                  29%                71%
amortization

Utilities      - Gas             2500                  29%                71%
               - Elec.           8750                  29%                71%
               - Water           1167                  29%                71%

Operating Supplies               2083                  29%                71%
Postage                           375                  29%                71%
Other O/S Services                600                  29%                71%

Repairs and Maint.
        Equip.                   1900                  29%                71%
        Building                 3000                  29%                71%
Phone System                     2124                  29%                71%
Depreciation

Premises Common Area
        Rental(c)                2680                  29%                71%



Notes: (a) The parties will adjust the allocation for this item quarterly based upon the prior quarter's usage.

               (b) To the extent these items are part of Direct Expenses or Taxes, Section 3(b) of the Sublease shall control over Section 3(c).

               (c) Consists of 3722 square feet, comprised of the Cafeteria, Back Area Restrooms, Common Aisles,

               Lobby, Computer Room, Coffee Area and Phone Room.
               Cost is 3722 x 72 cents per sq. foot equals $2680.

               (d) The 29% was computed by adding to the 10,968 square feet occupied solely by CMI its pro-rata share of the 3722 square feet of common areas, as follows:

                      3722   x 10968 (CMI space) = 1080 square feet
                               -----
                               37750 (total space less common space)

                      10,968 plus 1080 = 12,048 = 29.05%
                                         ------
                                         41,472

                                    EXHIBIT D

                                    SUBLEASE


               THIS SUBLEASE (this "Sublease") is entered into as of the ___ day of _________, 1998, by and between (i) CALIFORNIA MICROWAVE, INC., a Delaware corporation ("Sublessee"), and (ii) CALIFORNIA MICROWAVE SERVICES DIVISION, INC., a Delaware corporation ("Sublessor").

        A. Sublessor is the current tenant under that certain Lease dated May 8, 1995, as amended by that certain First Amendment to Lease dated June 7, 1995 (collectively, the "Master Lease"), pursuant to which Sublessor is leasing approximately 41,472 rentable square feet of office and industrial space located at 1143 Borregas Avenue, Sunnyvale, California, as more particularly described in the Master Lease (the "Premises"). A copy of the Master Lease is attached hereto as Exhibit I. The current landlord under the Master Lease is AMB Property, L.P. (the "Master Landlord"), successor in interest to the AMB Industrial Value Added Fund. Except as otherwise defined herein, all initial-capitalized terms used herein shall have the same meaning as is ascribed to such terms in the Master Lease.

        B. Sublessor has agreed to sublease to Sublessee a portion of the Premises containing approximately 10,968 rentable square feet, as outlined in the plan attached hereto as Exhibit II (such portion of the Premises being hereinafter referred to as the "Subleased Premises"), and Sublessee desires to sublet the Subleased Premises from Sublessor, on the terms, covenants and conditions contained herein.

               NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, the parties hereto agree as follows:

               1. SUBLEASE. Sublessor subleases to Sublessee and Sublessee hires from Sublessor the Subleased Premises, in "AS IS" condition, subject to the Master Lease. In addition, Sublessee shall have the right to use in common with Sublessor the reception area, cafeteria, and restrooms located in the portion of the Premises to be retained by Sublessor, and shall have the right to use such portion of the Premises for ingress and egress to and from such areas.

               2.     TERM.

                      (a) TERM. The term of this Sublease shall commence on the date hereof (the "Commencement Date") and shall expire on July 31, 2000, subject to extension as provided in Section 2(b) below (the "Term"). Notwithstanding the foregoing, the Commencement Date shall not be deemed to have occurred prior to the date that the parties have closed on that certain Stock Purchase Agreement dated May __, 1998, entered into between the parties and the Landlord's Consent (as defined in Section 10 hereof) is obtained.

                      (b) RENEWAL. The parties acknowledge that Article 39 of the Master lease provides for one (1) option (the "Master Lease Option") to renew the Master Lease for a term of five (5) years (the "Option Term"), from August 1, 2000 to July 31, 2005, at an Annual Rent of 95% of the current fair market rental for comparable space in other similar buildings in the same rental market as of the date the Option Term is to commence. Sublessor shall exercise the Master Lease Option in accordance with the provisions of the Master Lease, whereupon the Term shall be automatically extended for the length of the Option Term. In the event of any arbitration to determine rent pursuant to Article 39 of the Master Lease, the parties shall share the cost of such arbitration in accordance with their respective percentages of the Premises (including an equitable allocation of any areas of the Premises used in common with Sublessor) at the time of the commencement of the Option Term.

               3.     RENT.

                      (a) BASE RENT. Commencing on the Commencement Date, Sublessee shall pay to Sublessor during the Term as base rent for the Subleased Premises the twenty-six and four-tenths percent (26.4%) ("Sublessee's Share") of the Annual Rent and Monthly Installment payable under the Master Lease for the period of the Term. Sublessee's Share was computed by dividing the rentable square footage of the Subleased Premises (i.e., 10,968) by the rentable square footage of the Premises (i.e., 41,472). The amounts payable pursuant to this
Section 3(a) are hereinafter referred to as "Base Rent." Payment for the first
(1st) month of the Term shall be due on the Commencement Date. Otherwise, monthly payments of Base Rent shall be due on or before the first day of each month during the Term.

                      (b) ADDITIONAL RENT. As additional rent, Sublessee shall pay Sublessor Sublessee's Share of Direct Expenses and Taxes paid or incurred by Sublessor under Article 4 of the Master Lease at the same time as such payments are due from Sublessor to Master Landlord under the Master Lease, including any estimated payments payable pursuant to Section 4.4 of the Master Lease. Sublessor shall promptly provide Sublessee with estimates or statements regarding increases in Direct Expenses and/or Taxes delivered by Master Lessor to Sublessor under Section 4.4 of the Master

Lease. Overpayments and underpayments of Direct Expenses and Taxes shall be handled in the same manner as provided under Section 4.5 of the Master Lease. Payments for the calendar year 1998 shall be appropriately prorated.

                      (c) SHARED COSTS. The parties hereto acknowledge that Sublessor may incur certain costs (of the nature shown on Exhibit III attached hereto) with respect to the Premises which benefit both itself and Sublessee, and Sublessee may incur certain costs (of the nature shown on Exhibit III attached hereto) with respect to the Premises which benefit both itself and Sublessor. Where Sublessor incurs costs which benefit Sublessee, Sublessee shall reimburse Sublessor for its pro-rata share of those costs within thirty (30) days of receipt of billing from Sublessor. Where Sublessee incurs costs which benefit Sublessor, Sublessor shall reimburse Sublessee for its pro-rata share of those costs within thirty (30) days of receipt of billing from Sublessee.
Exhibit III to this Sublease is a listing of costs which Sublessor and/or Sublessee may incur which benefit the other party, the current estimated monthly amount of such costs, and the allocation procedure to be used to pro-rate the costs between the parties. The allocation procedure may be adjusted by the mutual agreement of the parties. Costs incurred that are outside of the categories listed on Exhibit III ("Additional Category Costs") must be agreed to in advance in order for the paying party to seek reimbursement. The parties will use their best efforts to agree on the most appropriate allocation procedure to be used for Additional Category Costs and/or to reflect changing circumstances. If the parties cannot agree, then such costs will be pro-rated as follows:

                             i)     One-half (1/2) of the cost based
                                    upon relative number of employees
                                    (including contract laborers)
                                    employed at the Premises; and

                             ii)    One-half (1/2) of the cost based upon
                                    relative rentable square footage leased at the Premises.

                      (d) LATE PAYMENTS. If any installment of Base Rent or additional rent due from Sublessee under this Sublease shall not be received by Sublessor within five (5) days of the date the same is due, Sublessee shall pay to Sublessor a late charge equal to six percent (6%) of such unpaid amounts.

                      (e) PAYMENT. Base Rent and additional rent due hereunder shall be paid by Sublessee to Sublessor without deduction or offset, and with respect to Base Rent, without demand.

               4.     USE.  Sublessee shall use the Subleased
Premises only for purposes allowed under the Master Lease and for no other purpose.

               5.     MASTER LEASE.

                      (a) INCORPORATION FROM MASTER LEASE. Except as modified herein, all of the terms and conditions contained in the Master Lease are incorporated herein as terms and conditions of this Sublease, with each reference therein to "Landlord" and "Tenant" deemed to mean Sublessor and Sublessee, respectively, with each reference therein to the "Premises" deemed to mean the Subleased Premises, and with each reference therein to "Term" deemed to mean the Term (as defined in Section 2(a) hereof). Notwithstanding the foregoing, the following sections, paragraphs or exhibits of the Master Lease are excluded from this Sublease or are revised as indicated:

               Section 2.1; Section 2.2; Section 3.1; Section 3.2; Article 4 (except as provided in Section 3(b) hereof); Section 5; Section
               7.5 shall be revised to provide that Sublessor shall be responsible for entering into the maintenance contract for all heating and air conditioning systems and equipment servicing the Premises, and that the parties shall share proportionately the cost thereof; Article 9; Section 11.2(a) shall be revised to provide that the insurance policies to be provided by Sublessee pursuant to Section 11.1 of the Master Lease shall name Sublessor, Master Landlord and the building management company, if any, as additional insureds; Article 22 (Sublessee recognizes that the Term of this Sublease shall terminate in the event of a termination pursuant to this Article; Sublessee shall be entitled to a proportionate amount of any abatement of rent Sublessor receives pursuant to Section 22.2); Article 24; Article 27;
               Article 32; Article 38; Article 40; Exhibit B; Addendum Paragraphs 1, 2, and clause (b) of Paragraph 3.

Nothing contained in this Section 5(a) is intended to alter the parties' agreement as to certain shared costs set forth in Section 3(c) hereof.

                      (b) RECOURSE TO MASTER LANDLORD. Notwithstanding anything contained in Section 5(a) above, it is understood and agreed that Sublessor shall have no obligation or responsibility to provide or perform any service, repair, restoration, alteration or other similar obligation which is the obligation of Master Landlord to provide or perform pursuant to the provisions and terms of the Master Lease including, but not limited to, the obligation of Master Landlord to make restorations or repairs after damage to the Premises or the Building by fire or other cause or after condemnation. Sublessee further agrees that each such obligation shall be provided or performed by Master Landlord and not by Sublessor. If Sublessee shall notify Sublessor that Master Landlord is not supplying services to the Subleased Premises or performing other obligations as required under the Master Lease, Sublessor will promptly request Master Landlord to perform such services. Sublessor shall in no event be liable to Sublessee nor shall Sublessee's obligations under this Sublease be impaired or reduced or the performance thereof excused because of any failure or delay on Master Landlord's part in providing any such services or in making any repairs or alterations, or in performing or observing any similar obligation of Master Landlord under the Master Lease. If Master Landlord shall default in its obligation to provide services as required under the Master Lease to the Subleased Premises, Sublessee shall be entitled to participate with Sublessor in the enforcement of Sublessor's rights against Master Landlord, but Sublessor shall have no obligation to bring any action or proceeding or otherwise act to enforce Sublessor's rights against Master Landlord. If, after written request from Sublessee, Sublessor shall fail or refuse, within a reasonable period of time, to institute an action or proceeding for the enforcement of Sublessor's rights against Master Landlord with respect to a failure to provide services required to be provided to the Subleased Premises under the Master Lease, Sublessee shall have the right to take such action in its own name, and for that purpose and only to such extent, shall have the same rights as Sublessor under the Master Lease. If any such action against Master Landlord in Sublessee's name shall be barred by reason of lack of privity, nonassignability or otherwise, Sublessee may take such action in Sublessor's name provided Sublessee has obtained the prior written consent of Sublessor, which consent shall not be unreasonably withheld; provided, however, that Sublessee shall indemnify and hold Sublessor harmless from and against any and all liability, loss, claims, demands, suits, penalties or damage (including, without being limited to, reasonable attorneys' fees and expenses) which Sublessor may incur or suffer by reason of such action. Sublessor shall provide Sublessee with a copy of all notices delivered by Sublessor to the Master Landlord pursuant to this Section 5(b).

                      (c) CONSENT OF MASTER LANDLORD. Whenever the provisions of the Master Lease that have been incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of both Master Landlord and Sublessor.

                      (d) OBLIGATIONS RE MASTER LEASE. Sublessor agrees to maintain the Master Lease in full force and effect, except to the extent any failure to maintain the Master Lease is due to the failure of Sublessee to comply with any of its obligations under this Sublease. During the Term, Sublessor shall not enter into any amendment of the Master Lease that will diminish Sublessee's rights or increase Sublessee's obligations hereunder.

               6. RESTORATION OBLIGATIONS. Notwithstanding anything to the contrary contained herein, upon expiration or earlier termination of the Term, Sublessee shall be responsible for all restoration and surrender obligations under the Master Lease with respect to the Subleased Premises and Sublessor shall be responsible for all restoration and surrender obligations under the Master Lease with respect to the portion of the Premises being retained by Sublessor.

               7. ASSIGNMENT AND SUBLETTING. Sublessee may not sublet the Subleased Premises or assign this Sublease without the prior written consent of Sublessor, which consent shall not be unreasonably withheld.

               8. SIGNAGE. Sublessee shall retain rights to its existing signage at the Premises. Sublessor shall have the right to place signage on the exterior of the Building, subject to the Master Landlord's consent, and provided the same does not interfere with Sublessee's signage.

               9.     MISCELLANEOUS.

                      (a) NOTICES. All notices or demands of any kind required or desired to be given by Sublessor to Sublessee or Sublessee to Sublessor hereunder shall be in writing and shall be sent by hand delivery or by a nationally recognized courier service, in which event they shall be deemed given when the same are received, or by depositing such notices or demands in the United States mail, certified or registered, postage prepaid, return receipt requested (unless return receipt indicates not delivered), in which event it shall be deemed given seventy-two (72) hours after such deposit, or by facsimile with receipt confirmed, in which event it shall be deemed given upon such confirmation. All notices or demands shall be addressed or faxed to Sublessor or Sublessee, as the case may be, at the address or fax set forth after the signatures to this Sublease.

                      (b) ENTIRE AGREEMENT. This Sublease represents the entire agreement between the parties to this Sublease and supersedes all prior agreements between the parties, whether written or oral. There are no representations between Sublessor and Sublessee other than those contained in this Sublease. Any agreement hereafter made shall be ineffective to change, modify, waive or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver or discharge is sought.

                      (c) SUCCESSORS AND ASSIGNS. The terms, covenants and conditions contained in this Sublease shall, subject to the provisions of this Sublease relating to assignment, mortgaging and subletting, apply to, be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

                      (d) WAIVERS. No delay or omission in the exercise of any right or remedy of either party hereto upon any default by the other party hereto shall impair such right or remedy or be construed as a waiver of such default. The receipt and acceptance by Sublessor of delinquent rents or charges, or the acceptance of partial payments of such rents or charges, shall not constitute a waiver of any other default.

                      (e) TIME OF ESSENCE. Time is of the essence of this Sublease.

                      (f) ATTORNEY'S FEES. If any party commences an action against the other party arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover from the nonprevailing party the cost and expenses of such action, including reasonable attorneys' fees and court costs. The "prevailing party" will be determined by the court before whom the action was brought based upon the assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision.

                      (g) COUNTERPARTS. This Sublease may be executed in counterparts, each of which shall constitute an original and shall be binding upon all parties, their successors and permitted assigns.

               10. CONDITION PRECEDENT. It shall be a condition precedent to the parties' obligations hereunder that the Master Landlord shall have consented to this Sublease in writing (the "Landlord's Consent") terms reasonably acceptable to Sublessor and Sublessee.

               IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLESSEE:                              SUBLESSOR:

CALIFORNIA MICROWAVE, INC.              CALIFORNIA MICROWAVE
                                        SERVICES DIVISION, INC.

By:                                     By:
   ------------------------------          ------------------------------
Its:                                    Its:
    -----------------------------           -----------------------------

Address:                                Address:

1143 Borregas Avenue                    1143 Borregas Avenue
Sunnyvale, CA  94089                    Sunnyvale, CA  94089

                                   Exhibit III

                                  Shared Costs

                                               Current
                                              Estimated
                                               Monthly              Pro-Rata Allocation to
Cost Category                                   Cost             Sublessee            Sublessor
-------------                                ----------          ---------            ---------
Janitorial                                     $3915               45%                  55%
Plants                                           567               60%                  40%
Phone Maint.                                     750               50%                  50%

Facilities Mgt.                                 9809               12%                  88%
HR/Admin.                                       2816               50%                  50%
Long Dist. Phone(a)                             9000               75%                  25%

Receptionist                                    2478               50%                  50%
Indust. Pk. Common                              3183               29%(d)               71%
  Area Maintenance(b)
Insurance                                        711               29%(d)               71%

Real estate taxes(b)                            3367               29%(d)               71%
Leasehold                                        647               29%(d)               71%
  amortization

Utilities      - Gas                            2500               29%(d)               71%
               - Elec.                          8750               29%(d)               71%
               - Water                          1167               29%(d)               71%

Operating Supplies                              2083               29%(d)               71%
Postage                                          375               29%(d)               71%
Other O/S Services                               600               29%(d)               71%

Repairs and Maint.
        Equip.                                  1900               29%(d)               71%
        Building                                3000               29%(d)               71%
Phone System Depreciation                       2124               29%(d)               71%

Premises Common Area
        Rental(c)                               2680               29%(d)               71%

Notes: (a) The parties will adjust the allocation for this item quarterly based upon the prior quarter's usage.

               (b) To the extent these items are part of Direct Expenses or Taxes, Section 3(b) of the Sublease shall control over Section 3(c).

               (c) Consists of 3722 square feet, comprised of the Cafeteria, Back Area Restrooms, Common Aisles, Lobby, Computer Room, Coffee Area and Phone Room. Cost is 3722 x 72 cents per sq.
               foot equals $2680.

               (d) The 29% was computed by adding to the 10,968 square feet occupied solely by CMI its pro-rata share of the 3722 square feet of common areas, as follows:

                      3722 x 10968 (CMI space) = 1080 square feet
                             -----
                             37750 (total space less common space)

                      10,968 plus 1080 = 12,048 = 29.05%
                                         ------
                                         41,472